--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 JULY 14, 1999
                       (Date of earliest event reported)

                                  TENNECO INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                              1-12387                              76-0515284
    State or Other Jurisdiction             (Commission File Number)                   (IRS Employer
         of Incorporation)                                                         Identification Number)

                 1275 KING STREET, GREENWICH, CONNECTICUT 06831
           (Address of Principal Executive Offices)        (Zip Code)

                                 (203) 863-1000
              (Registrant's Telephone Number, Including Area Code)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 CAUTIONARY STATEMENT AND "SAFE HARBOR" OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Current Report on Form 8-K contains forward-looking statements regarding: (i) strategic alternatives, including the expected timing and tax-free nature of the Spin-off and the packaging and automotive companies after the Spin-off; (ii) a restructuring plan; (iii) the planned sale of the remaining interest in the containerboard joint venture; (iv) the outlook of the automotive and specialty packaging businesses; (v) capital resources; and (vi) the Year 2000 issue (relating to potential equipment and computer failures by or at the change in the century). See "Strategic Alternatives Analysis," "Restructuring and Other Charges," "Outlook," "Liquidity and Capital
Resources -- Capitalization," and "Year 2000" under "Management's Discussion and Analysis of Financial Condition and Results of Operations." These forward-looking statements are based on the current expectations of Tenneco (as defined below). Because forward-looking statements involve risks and uncertainties, the plans, actions, and actual results could differ materially. Among the factors that could cause plans, actions, and results to differ materially from current expectations are: (i) the general economic, political, and competitive conditions in markets and countries where Tenneco operates, including currency fluctuations and other risks associated with operating in foreign countries and changes in distribution channels; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs; (iv) results of analysis regarding strategic alternatives; (v) changes in consumer demand and prices, including decreases in demand for Tenneco products and its customers' products and the resulting negative impact on revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions or increases in the costs of raw materials; (ix) Tenneco's ability to integrate operations of acquired businesses quickly and in a cost-effective manner; (x) new technologies; (xi) the ability of Tenneco and those with whom it conducts business to timely resolve the Year 2000 issue, unanticipated costs of, problems with or delays in resolving the Year 2000 issue, and the costs and impacts if the Year 2000 issue is not timely resolved; (xii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; and (xiii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond Tenneco's control.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                         TABLE OF CONTENTS TO FORM 8-K

ITEM 5. Other Information...................................    1
Section A
  Financial Statements for the three months ended March 31,
     1999 and 1998..........................................    3
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the three
     months ended March 31, 1999 and 1998...................   14
Section B
  Selected Financial Data...................................   23
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations for the three years
     in the period ended December 31, 1998..................   25
  Financial Statements for the three years in the period
     ended December 31, 1998................................   41

ITEM 5. OTHER INFORMATION

     In June 1999, Tenneco Inc.'s Board of Directors approved a plan to sell Packaging's remaining interest in Packaging Corporation of America, a containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company. As a result, Tenneco has restated its financial statements to reflect its paperboard packaging segment as a discontinued operation. The following sections present Tenneco's Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data, which were included in Tenneco's Annual Report on Form 10-K for the year ended December 31, 1998, and in Tenneco's Quarterly Report on Form 10-Q for the three months ended March 31, 1999, as restated for the discontinued operations of its paperboard packaging segment.

SECTION A.

     This section presents Tenneco's restated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations previously included in Tenneco's Quarterly Report on Form 10-Q for the three months ended March 31, 1999.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                               (MILLIONS EXCEPT SHARE
                                                               AND PER SHARE AMOUNTS)
REVENUES
    Net sales and operating revenues --
         Automotive.........................................  $       789   $       800
         Specialty Packaging................................          666           630
         Other..............................................           --             3
                                                              -----------   -----------
                                                                    1,455         1,433
    Other income --
         Gain (loss) on sale of businesses and assets,
           net..............................................          (19)           (6)
         Other income, net..................................            6            17
                                                              -----------   -----------
                                                                    1,442         1,444
                                                              -----------   -----------
COSTS AND EXPENSES
    Cost of sales (exclusive of depreciation shown below)...        1,029         1,006
    Engineering, research, and development..................           18            17
    Selling, general, and administrative....................          212           190
    Depreciation and amortization...........................           83            79
                                                              -----------   -----------
                                                                    1,342         1,292
                                                              -----------   -----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY
  INTEREST..................................................          100           152
    Interest expense (net of interest capitalized)..........           55            46
    Income tax expense......................................           17            37
    Minority interest.......................................            6             8
                                                              -----------   -----------
INCOME FROM CONTINUING OPERATIONS...........................           22            61
Income (loss) from discontinued operations, net of income
  tax.......................................................         (172)           14
                                                              -----------   -----------
Income (loss) before extraordinary loss.....................         (150)           75
Extraordinary loss, net of income tax.......................           (7)           --
                                                              -----------   -----------
Income (loss) before cumulative effect of change in
  accounting principle......................................         (157)           75
Cumulative effect of change in accounting principle, net of
  income tax................................................         (134)           --
                                                              -----------   -----------
NET INCOME (LOSS)...........................................  $      (291)  $        75
                                                              ===========   ===========
EARNINGS (LOSS) PER SHARE
Average shares of common stock outstanding --
    Basic...................................................  166,743,506   169,542,371
    Diluted.................................................  167,180,597   170,065,712
Basic earnings (loss) per share of common stock --
    Continuing operations...................................  $       .13   $       .36
    Discontinued operations.................................        (1.03)          .08
    Extraordinary loss......................................         (.04)           --
    Cumulative effect of change in accounting principle.....         (.80)           --
                                                              -----------   -----------
                                                              $     (1.74)  $       .44
                                                              ===========   ===========
Diluted earnings (loss) per share of common stock --
    Continuing operations...................................  $       .13   $       .36
    Discontinued operations.................................        (1.03)          .08
    Extraordinary loss......................................         (.04)           --
    Cumulative effect of change in accounting principle.....         (.80)           --
                                                              -----------   -----------
                                                              $     (1.74)  $       .44
                                                              ===========   ===========
Cash dividends per share of common stock....................  $       .30   $       .30
                                                              ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements of income.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                               THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                                (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................  $  22    $  61
Adjustments to reconcile income from continuing operations
  to cash provided (used) by operating activities --
     Depreciation and amortization..........................     83       79
     Deferred income taxes..................................     10       30
     (Gain) loss on sale of businesses and assets, net......     19        6
     Changes in components of working capital --
          (Increase) decrease in receivables................    (95)     (85)
          (Increase) decrease in inventories................    (64)     (34)
          (Increase) decrease in prepayments and other
           current assets...................................     (3)      (8)
          Increase (decrease) in payables...................     22      (29)
          Increase (decrease) in taxes accrued..............     --       (7)
          Increase (decrease) in interest accrued...........     31       30
          Increase (decrease) in other current
           liabilities......................................    (63)     (28)
     Other..................................................    (68)     (83)
                                                              -----    -----
Cash provided (used) by continuing operations...............   (106)     (68)
Cash provided (used) by discontinued operations.............     55       34
                                                              -----    -----
Net cash provided (used) by operating activities............    (51)     (34)
                                                              -----    -----
INVESTING ACTIVITIES
Net proceeds from sale of assets............................      8        1
Expenditures for plant, property, and equipment.............    (64)     (86)
Acquisition of businesses...................................     (5)      --
Expenditures for plant, property, and equipment and business
  acquisitions -- discontinued operations...................    (22)     (16)
Investments and other.......................................      6       (5)
                                                              -----    -----
Net cash provided (used) by investing activities............    (77)    (106)
                                                              -----    -----
FINANCING ACTIVITIES
Issuance of common and treasury shares......................     12       13
Purchase of common stock....................................     (4)     (11)
Issuance of long-term debt..................................     --        3
Retirement of long-term debt................................    (29)      (3)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................    204      177
Dividends (common)..........................................    (51)     (51)
                                                              -----    -----
Net cash provided (used) by financing activities............    132      128
                                                              -----    -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................     (2)      --
                                                              -----    -----
Increase (decrease) in cash and temporary cash
  investments...............................................      2      (12)
Cash and temporary cash investments, January 1..............     36       41
                                                              -----    -----
Cash and temporary cash investments, March 31 (Note)........  $  38    $  29
                                                              =====    =====
Cash paid during the period for interest....................  $  37    $  31
Cash paid during the period for income taxes (net of
  refunds)..................................................  $  17    $  17

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                                                MARCH 31,    DECEMBER 31,    MARCH 31,
                                                                ---------    ------------    ---------
                                                                  1999           1998          1998
                                                                ---------    ------------    ---------
                                                                              (MILLIONS)
                           ASSETS
Current assets:
    Cash and temporary cash investments.....................     $   38         $   36        $   29
    Receivables --
         Customer notes and accounts, net...................        763            766           798
         Income taxes.......................................         18             18            63
         Other..............................................        104             64            13
    Inventories --
         Finished goods.....................................        519            467           477
         Work in process....................................        135            130           109
         Raw materials......................................        125            136           138
         Materials and supplies.............................         86             93            90
    Deferred income taxes...................................         46             46            66
    Prepayments and other...................................        110            182           263
                                                                 ------         ------        ------
                                                                  1,944          1,938         2,046
                                                                 ------         ------        ------
Other assets:
    Long-term notes receivable, net.........................         46             45            46
    Goodwill and intangibles, net...........................      1,517          1,551         1,520
    Deferred income taxes...................................         46             37            53
    Pension assets..........................................        871            843           771
    Other...................................................        192            344           296
                                                                 ------         ------        ------
                                                                  2,672          2,820         2,686
                                                                 ------         ------        ------
Plant, property, and equipment, at cost.....................      3,890          4,001         3,687
    Less -- Reserves for depreciation and amortization......      1,349          1,351         1,179
                                                                 ------         ------        ------
                                                                  2,541          2,650         2,508
                                                                 ------         ------        ------
Net assets of discontinued operations.......................        372            366           394
                                                                 ------         ------        ------
                                                                 $7,529         $7,774        $7,634
                                                                 ======         ======        ======
            LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Short-term debt (including current maturities on
      long-term debt).......................................     $1,092         $  900        $  401
    Trade payables..........................................        617            592           553
    Taxes accrued...........................................         48             45            88
    Accrued liabilities.....................................        386            368           320
    Other...................................................        182            142           239
                                                                 ------         ------        ------
                                                                  2,325          2,047         1,601
                                                                 ------         ------        ------
Long-term debt..............................................      2,014          1,983         2,223
                                                                 ------         ------        ------
Deferred income taxes.......................................        295            387           442
                                                                 ------         ------        ------
Postretirement benefits.....................................        288            302           229
                                                                 ------         ------        ------
Deferred credits and other liabilities......................         89            130           189
                                                                 ------         ------        ------
Commitments and contingencies
Minority interest...........................................        422            421           422
                                                                 ------         ------        ------
Shareowners' equity:
    Common stock............................................          2              2             2
    Premium on common stock and other capital surplus.......      2,713          2,710         2,690
    Accumulated other comprehensive income..................       (168)           (91)         (145)
    Retained earnings (accumulated deficit).................       (200)           142           113
                                                                 ------         ------        ------
                                                                  2,347          2,763         2,660
    Less -- Shares held as treasury stock, at cost..........        251            259           132
                                                                 ------         ------        ------
                                                                  2,096          2,504         2,528
                                                                 ------         ------        ------
                                                                 $7,529         $7,774        $7,634
                                                                 ======         ======        ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                  (UNAUDITED)

                                                            THREE MONTHS ENDED MARCH 31,
                                                     -------------------------------------------
                                                             1999                   1998
                                                     --------------------   --------------------
                                                       SHARES      AMOUNT     SHARES      AMOUNT
                                                     -----------   ------   -----------   ------
                                                           (MILLIONS EXCEPT SHARE AMOUNTS)
COMMON STOCK
Balance January 1..................................  173,670,197   $    2   172,569,889   $    2
     Issued pursuant to benefit plans..............      135,983       --       280,146       --
                                                     -----------   ------   -----------   ------
Balance March 31...................................  173,806,180        2   172,850,035        2
                                                     ===========   ------   ===========   ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1..................................                 2,710                  2,679
     Premium on common stock issued pursuant to
       benefit plans...............................                     3                     11
                                                                   ------                 ------
Balance March 31...................................                 2,713                  2,690
                                                                   ------                 ------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance January 1..................................                   (91)                  (122)
     Other comprehensive income (loss).............                   (77)                   (23)
                                                                   ------                 ------
Balance March 31...................................                  (168)                  (145)
                                                                   ------                 ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1..................................                   142                     89
     Net income (loss).............................                  (291)                    75
     Dividends on common stock.....................                   (51)                   (51)
                                                                   ------                 ------
Balance March 31...................................                  (200)                   113
                                                                   ------                 ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT
  COST
Balance January 1..................................    6,757,678      259     2,928,189      120
     Shares acquired...............................        1,060       --       341,500       14
     Shares issued pursuant to benefit and dividend
       reinvestment plans..........................     (213,860)      (8)      (60,688)      (2)
                                                     -----------   ------   -----------   ------
Balance March 31...................................    6,544,878      251     3,209,001      132
                                                     ===========   ------   ===========   ------
     Total.........................................                $2,096                 $2,528
                                                                   ======                 ======

  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                       STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------------------------------
                                                       1999                            1998
                                           -----------------------------   -----------------------------
                                            ACCUMULATED                     ACCUMULATED
                                               OTHER                           OTHER
                                           COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                              INCOME          INCOME          INCOME          INCOME
                                           -------------   -------------   -------------   -------------
                                                                    (MILLIONS)
NET INCOME (LOSS)........................                      $(291)                          $ 75
                                                               -----                           ----
ACCUMULATED OTHER COMPREHENSIVE INCOME
  CUMULATIVE TRANSLATION ADJUSTMENT
  Balance January 1......................      $ (82)                          $(122)
     Translation of foreign currency
       statements........................        (77)            (77)            (23)           (23)
                                               -----                           -----
  Balance March 31.......................       (159)                           (145)
                                               -----                           -----
  ADDITIONAL MINIMUM PENSION LIABILITY
     ADJUSTMENT
  Balance January 1......................         (9)                             --
     Additional minimum pension liability
       adjustment........................         --              --              --             --
                                               -----                           -----
  Balance March 31.......................         (9)                             --
                                               -----                           -----
Balance March 31.........................      $(168)                          $(145)
                                               =====                           =====
                                                               -----                           ----
Other comprehensive income (loss)........                        (77)                           (23)
                                                               -----                           ----
COMPREHENSIVE INCOME (LOSS)..............                      $(368)                          $ 52
                                                               =====                           ====

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

     (1) In the opinion of Tenneco Inc. (the "Company"), the accompanying unaudited consolidated financial statements of Tenneco Inc. and its consolidated subsidiaries ("Tenneco") contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows, changes in shareowners' equity, and comprehensive income for the periods indicated. The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The consolidated financial statements of Tenneco include all majority-owned subsidiaries of the Company. Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings and cumulative translation adjustments since date of acquisition.

     Prior year's financial statements have been reclassified where appropriate to conform to 1999 presentations.

     (2) In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, the new Packaging company will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Tenneco Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by the new packaging company under a new credit facility.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, a favorable determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     (3) In connection with the containerboard transaction, in April 1999, Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     Revenues for the paperboard packaging discontinued operations were $392 million and $376 million for the three months ended March 31, 1999 and 1998, respectively. Net income (loss) was $(172) million and $14 million, net of income tax expense (benefit) of $(111) million and $10 million for the respective periods. Included in the March 31, 1999, net loss was the loss on the joint venture transaction discussed above. Also included in the March 31, 1999, net loss and in the March 31, 1998, net income was allocated interest expense of $5 million and $6 million, respectively, net of income tax of $3 million for each of the respective periods. The allocation of interest expense to discontinued operations is based on the ratio of net assets of discontinued operations to consolidated net assets plus debt.

     (4) In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $86 million, $55 million after-tax or $.33 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business and $10 million was recorded in the Specialty Packaging business. A staff and related cost reduction plan, which covers employees in both the operating units and at corporate, is expected to cost $40 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. The Specialty Packaging restructuring plans involve the elimination of production lines at two plants resulting in the elimination of 104 positions. Additionally, Specialty Packaging will exit four joint ventures. The staff and related cost reduction plan involves the elimination of 638 administrative positions in Tenneco's two business units and its corporate operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     The fixed assets for the production lines to be eliminated, as well as the joint venture investments, were written down to their estimated fair value. No significant cash proceeds are expected to be received from the ultimate disposal of these assets.

     As of March 31, 1999, approximately 758 employees have been terminated. The restructuring is being executed according to the Company's initial plan and all restructuring actions are expected to be complete by the fourth quarter of 1999. During the first quarter of 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     In the first quarter of 1999, in connection with the sale of the containerboard assets, Tenneco adopted a plan to realign its headquarters functions. This plan involves the severance of approximately 40 employees, and the closing of the Greenwich, Connecticut, headquarters facility. The charge was recorded in Tenneco's "Other" segment in the amount of $29 million pre-tax, $17 million after-tax or $.10 per diluted common share. Assets were written down to net realizable value. Tenneco collected approximately $30 million in the second quarter of 1999 related to the sale of these assets.

     Amounts related to the restructuring plan are shown in the following table:

                                                                     1ST QUARTER 1999
                                                            -----------------------------------
                                        DECEMBER 31, 1998                              CHARGED    BALANCE AT
                                          RESTRUCTURING     RESTRUCTURING     CASH     TO ASSET   MARCH 31,
                                         CHARGE BALANCE        CHARGE       PAYMENTS   ACCOUNTS      1999
                                        -----------------   -------------   --------   --------   ----------
                                                                     (MILLIONS)
Severance.............................         $30               $16          $ 8        $--         $38
Asset impairments.....................          --                13           --         13          --
Facility exit costs...................           2                --           --         --           2
                                               ---               ---          ---        ---         ---
                                               $32               $29          $ 8        $13         $40
                                               ===               ===          ===        ===         ===

     (5) Tenneco is a party to various legal proceedings arising from its operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

     (6) Tenneco is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible cleanup costs and the timing, varying costs, and effectiveness of alternative cleanup technologies. However, Tenneco believes that any additional costs which may arise as more information becomes available will not have a material adverse effect on its financial position or results of operations.

     (7) In the first quarter of 1999, Tenneco recorded an extraordinary loss for extinguishment of debt of $7 million (net of a $3 million income tax benefit), or $.04 per diluted common share. The loss related to early retirement of debt in connection with the sale of the containerboard assets.

     (8) In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 1999. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million (net of a $50 million tax benefit), or $.61 per diluted common share. The change in accounting principle increased the net loss before cumulative effect of change in accounting principle by $2 million (net of a $1 million tax benefit), or $.01 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, net income for the three months ended March 31, 1998, would have been lower by $7 million (net of a $4 million tax benefit), or $.04 per diluted common share.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into separate public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. The cumulative effect of the change in accounting principle as of January 1, 1999, was $32 million (net of a $22 million tax benefit), or $.19 per diluted common share and is reflected as an increase in the net loss for the three months ended March 31, 1999. The change in accounting principle decreased the loss before cumulative effect of change in accounting principle by $3 million (net of $2 million in income tax expense), or $.02 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, net income for the three months ended March 31, 1998, would have been lower by $4 million (net of a $3 million tax benefit), or $.02 per diluted common share.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     (9) Earnings (loss) from continuing operations per share of common stock outstanding were computed as follows:

                                                    THREE MONTHS ENDED MARCH 31,
                                                    -----------------------------
                                                       1999              1998
                                                    -----------       -----------
                                                       (MILLIONS EXCEPT SHARE
                                                       AND PER SHARE AMOUNTS)
Basic Earnings Per Share --
     Income from continuing operations............  $        22       $        61
                                                    ===========       ===========
     Average shares of common stock outstanding...  166,743,506       169,542,371
                                                    ===========       ===========
     Earnings from continuing operations per
       average share of common stock..............  $       .13       $       .36
                                                    ===========       ===========
Diluted Earnings Per Share --
     Income from continuing operations............  $        22       $        61
                                                    ===========       ===========
     Average shares of common stock outstanding...  166,743,506       169,542,371
     Effect of dilutive securities:
          Restricted stock........................       85,202            27,632
          Stock options...........................           --           250,061
          Performance shares......................      351,889           245,648
                                                    -----------       -----------
     Average shares of common stock outstanding
       including dilutive securities..............  167,180,597       170,065,712
                                                    ===========       ===========
     Earnings from continuing operations per
       average share of common stock..............  $       .13       $       .36
                                                    ===========       ===========

     (10) Tenneco is a global manufacturer with the following major operating segments:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment and replacement markets.

          Specialty Packaging -- Manufacture and sale of specialty and protective packaging products for consumer, institutional, and industrial markets.

     Tenneco evaluates business segment operating performance based primarily on income before interest expense, income taxes, and minority interest, exclusive of restructuring charges and other unusual items. Individual operating segments have not been aggregated within these reportable segments.

     Products are transferred between segments on a basis intended to reflect as nearly as possible the "market value" of the products.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                  (UNAUDITED)

     The following table summarizes certain segment information of Tenneco's businesses:

                                                           SEGMENT
                                               -------------------------------   RECLASS
                                                            SPECIALTY               &
                                               AUTOMOTIVE   PACKAGING   OTHER     ELIMS    CONSOLIDATED
                                               ----------   ---------   ------   -------   ------------
                                                                      (MILLIONS)
AT MARCH 31, 1999, AND FOR THE THREE MONTHS
  THEN ENDED
Revenues from external customers.............    $  789      $  666     $   --    $  --       $1,455
Income before interest, income taxes, and
  minority interest..........................        57          83        (40)      --          100
Extraordinary loss...........................        --          --         (7)      --           (7)
Cumulative effect of change in accounting
  principle..................................      (101)        (17)       (16)      --         (134)
Total assets (Note)..........................     2,641       3,246      1,760     (118)       7,529
Net assets of discontinued operations........        --          --        372       --          372

AT MARCH 31, 1998, AND FOR THE THREE MONTHS
  THEN ENDED
Revenues from external customers.............    $  800      $  630     $    3    $  --       $1,433
Income before interest, income taxes, and
  minority interest..........................        89          74        (11)      --          152
Total assets (Note)..........................     2,846       3,273      1,641     (126)       7,634
Net assets of discontinued operations........        --          --        394       --          394

-------------------------
Note: The Other segment's total assets includes pension assets retained by Tenneco related to certain employees of Tenneco's discontinued operations as well as the net assets of discontinued operations.

           The above notes are an integral part of the foregoing financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share in the first quarter of 1999.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements. Refer to Note 3 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, the new Packaging company will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Tenneco Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by the new packaging company under a new credit facility. Tenneco currently expects that, subject to discussions with debt rating agencies, the debt of the new Packaging company will be rated investment grade and the debt of the automotive company will be rated non-investment grade.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, a favorable determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions.

RESULTS OF CONTINUING OPERATIONS

  NET SALES AND OPERATING REVENUES

                                                               FIRST QUARTER
                                                        ----------------------------
                                                         1999      1998     % CHANGE
                                                        ------    ------    --------
                                                           (MILLIONS)
Automotive..........................................    $  789    $  800       (1)%
Specialty Packaging.................................       666       630        6
Intergroup sales and other..........................        --         3       --
                                                        ------    ------
                                                        $1,455    $1,433        2%
                                                        ======    ======

     Tenneco Automotive's global revenue was $789 million for the first quarter of 1999, a 1 percent decrease from the $800 million recorded in the 1998 first quarter.

     Original equipment revenue increased 8 percent versus the prior year's quarter. Increases were achieved in North America, Europe and Asia/Pacific of $20 million, $25 million and $1 million, respectively as Tenneco Automotive continued to place its products on many of the world's best selling vehicles, including the top 10 selling light trucks and sport utility vehicles in North America. Revenue in South America declined by $7 million primarily as a result of troubled economic conditions in Brazil and Argentina and a currency devaluation in Brazil.

     Worldwide aftermarket revenues declined by $50 million compared to the previous year's first quarter. Decreases of $34 million in North America and $9 million in Europe were primarily attributable to overall softness during the quarter while North America was further impacted by a reduction in customer incentive programs. The decline of $7 million in South America was primarily attributable to the economic conditions in Brazil and Argentina and the currency devaluation in Brazil noted above.

     Specialty Packaging experienced a 6 percent increase in revenue over last year's first quarter. Of the increase, approximately three-fourths was attributable to acquisitions including Richter Manufacturing, in May 1998. Other factors driving the revenue increase were an 11 percent increase in foodservice packaging volume, a 12 percent increase in unit volume of Hefty(R) products, and a 15 percent increase in protective packaging sales.

  INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST (OPERATING INCOME)

     RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. Tenneco recorded a pre-tax charge to income from continuing operations of $86 million, $55 million after-tax or $.33 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business and $10 million was recorded in the Specialty Packaging business. A staff and related costs reduction plan, which covers employees in both the operating units and at corporate, is expected to cost $40 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. The Specialty Packaging restructuring plans involve the elimination of production lines at two plants resulting in the elimination of 104 positions. Additionally, Specialty Packaging will exit four joint ventures. The staff and related cost reduction plan involves the elimination of 638 administrative positions in Tenneco's two business units and its corporate operations.

     The fixed assets for the production lines to be eliminated, as well as the joint venture investments, were written down to their estimated fair value. No significant cash proceeds are expected to be received from the ultimate disposal of these assets.

     As of March 31, 1999, approximately 758 employees have been terminated. The restructuring is being executed according to the Company's initial plan and all restructuring actions are expected to be complete by the fourth quarter of 1999. During the first quarter of 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     In the first quarter of 1999, in connection with the sale of the containerboard assets, Tenneco adopted a plan to realign its headquarters functions. This plan involves the severance of approximately 40 employees, and the closing of the Greenwich, Connecticut, headquarters facility. The charge was recorded in Tenneco's "Other" segment in the amount of $29 million pre-tax, $17 million after-tax or $.10 per diluted common share. Assets were written down to net realizable value. Tenneco collected approximately $30 million in the second quarter of 1999 related to the sale of these assets.

     Amounts related to the restructuring plan are shown in the following table:

                                                                        1ST QUARTER 1999
                                                              -------------------------------------
                                         DECEMBER 31, 1998                                 CHARGED     BALANCE AT
                                           RESTRUCTURING      RESTRUCTURING      CASH      TO ASSET    MARCH 31,
                                          CHARGE BALANCE         CHARGE        PAYMENTS    ACCOUNTS       1999
                                         -----------------    -------------    --------    --------    ----------
                                                                        (MILLIONS)
Severance............................           $30                $16           $ 8         $--          $38
Asset impairments....................            --                 13            --          13           --
Facility exit costs..................             2                 --            --          --            2
                                                ---                ---           ---         ---          ---
                                                $32                $29           $ 8         $13          $40
                                                ===                ===           ===         ===          ===

     OPERATING INCOME

                                                                FIRST QUARTER
                                                           ------------------------
                                                           1999    1998    % CHANGE
                                                           ----    ----    --------
                                                            (MILLIONS)
Automotive.............................................    $ 57    $ 89      (36)%
Specialty Packaging....................................      83      74       12
Other..................................................     (40)    (11)      --
                                                           ----    ----
                                                           $100    $152      (34)%
                                                           ====    ====

     Automotive's operating income was $32 million lower for 1999's first quarter than for the comparable period of 1998. Original equipment operating income was down 24 percent from last year's quarter. Higher costs related to a first quarter 1999 change in accounting for platform start-up costs from a capitalization to an expense basis and unfavorable currency impacts each lowered income by $4 million. The balance of the decline in OE income was attributable to pricing actions and product mix.

     Aftermarket operating income declined by 53 percent compared to 1998's first quarter. The reduction in income was attributable to the lower level of revenue as discussed above.

     Specialty Packaging's operating income increased by $9 million versus the prior year quarter due to favorable volume of foodservice packaging, Hefty(R) products and protective packaging sales as discussed above. The 1998 acquisitions of Richter Manufacturing and Sentinel which were completed in May and December, respectively, contributed $3 million, which was offset by Year 2000 and systems implementation costs.

     Tenneco's "Other" operating loss for both periods reflects unallocated corporate overhead and unabsorbed costs at Tenneco's data center and administrative service center operations. In addition, the first quarter of 1999 includes a $29 million charge to realign Tenneco's headquarters functions as discussed above in the Restructuring and Other Charges section.

  OUTLOOK

     Tenneco Automotive's original equipment book of business has continued to grow as a result of technology leadership and strong North American and European vehicle production volumes. The original equipment business may be hampered by adverse economic conditions in South America leading to reduced vehicle production. Profitability may be negatively impacted by Tenneco Automotive's change in accounting for costs of start-up activities, which occurred during the first quarter of 1999. The impending acquisition of Kinetic Limited, and its unique anti-roll control technology, will expand Tenneco Automotive's capabilities to provide modular and systems solutions and should lead to increased original equipment revenues. Since the beginning of the 1999 model year, Tenneco Automotive has obtained more than $220 million of incremental original equipment business.

     Tenneco Automotive's aftermarket business anticipates continued softness in North America and Europe, customer consolidation and private label presence in Europe, and an unfavorable economy in South America. Focus on its premiere brand names and introduction of new products should help Tenneco Automotive offset the impact of the above market conditions. Rationalization of manufacturing and distribution operations should lower the breakeven point and, combined with elimination of promotional programs and reduction of excess customer inventory levels in North America, should lead to improving profitability as the business enters its prime selling season.

     Specialty Packaging's outlook reflects continued participation in high growth market segments such as foodservice and protective and flexible packaging. Leading market positions in consumer brand names like Hefty(R), Baggies(R), OneZip(R), and E-Z Foil(R) combined with continued integration of strategic acquisitions and roll-out of implementation of customer linked manufacturing information systems is expected to maintain or expand the margins in this business.

  INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     Interest expense increased by $9 million primarily as a result of increased borrowings to cover the following activities since March 31, 1998: acquisitions, net share repurchases, and capital expenditures and other investments in excess of cash provided by operations.

  INCOME TAXES

     Tenneco's effective tax rate for the first quarter of 1999 was 38 percent compared to 35 percent in the first quarter last year. The 1998 first quarter rate was lower as a result of non-recurring domestic deferred tax adjustments in that quarter.

  MINORITY INTEREST

     Minority interest is primarily composed of dividends on the preferred stock of a U.S. subsidiary. The $2 million favorable variance versus last year's quarter, however, is primarily attributable to lower earnings in Tenneco Automotive's joint venture.

DISCONTINUED OPERATIONS

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result, Tenneco's paperboard packaging operations have been reflected as discontinued operations.

     Loss from discontinued operations in the first quarter of 1999 was $172 million, net of income tax benefit of $111 million, or $1.03 per diluted common share. This included a loss on the containerboard joint venture transaction of $178 million, net of income tax benefit of $115 million, or $1.07 per diluted common share.

     Discontinued operations generated income of $14 million, net of income tax expense of $10 million, or $.08 per diluted common share during the first quarter of 1998.

CHANGES IN ACCOUNTING PRINCIPLES

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application, for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. This statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of $102 million (net of a $50 million tax benefit), or $.61 per diluted common share. The change in accounting principle decreased income (loss) before cumulative effect of change in accounting principle by $2 million (net of a $1 million tax benefit), or $.01 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, net income for the three months ended March 31, 1998, would have been lower by $7 million (net of a $4 million tax benefit), or $.04 per diluted common share.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 1999. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into separate public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. The cumulative effect of the change in accounting principles as of January 1, 1999, was $32 million (net of a $22 million tax benefit), or $.19 per diluted common share and is reflected as a decrease in net income for the three months ended March 31, 1999. The change in accounting method increased income (loss) before cumulative effect of change in accounting principle by $3 million (net of $2 million in income tax expense), or $.02 per diluted common share for the three months ended March 31, 1999. If the new accounting method had been applied retroactively, net income for the three months ended March 31, 1998, would have been lower by $4 million (net of a $3 million tax benefit), or $.02 per diluted common share.

EARNINGS PER SHARE

     Income from continuing operations was $.13 per diluted common share for the first quarter of 1999, compared to $.36 per diluted common share for last year's quarter. (All references to earnings per share in this Management's Discussion and Analysis are on a diluted basis unless otherwise noted.) Discontinued operations generated a loss of $1.03 per diluted common share during this year's quarter compared to income of $.08 per diluted common share for the prior year's quarter. The current year's quarter also included a $.04 per diluted common share extraordinary loss on early retirement of debt in connection with the sale of the containerboard assets, and $.80 per diluted common share of charges related to the cumulative effect of changes in accounting principles noted above. Net income was a loss of $1.74 per diluted common share for the first quarter of 1999, compared to income of $.44 per diluted common share in last year's first quarter.

LIQUIDITY AND CAPITAL RESOURCES

  CAPITALIZATION

                                                   MARCH 31,    DECEMBER 31,
                                                     1999           1998        % CHANGE
                                                   ---------    ------------    --------
                                                          (MILLIONS)
Short-term debt and current maturities.........     $1,092         $  900          21%
Long-term debt.................................      2,014          1,983           2
Debt allocated to discontinued operations......        487            548         (11)
Minority interest..............................        422            421          --
Common shareowners' equity.....................      2,096          2,504         (16)
                                                    ------         ------
          Total capitalization.................     $6,111         $6,356          (4)%
                                                    ======         ======

     Tenneco's debt to capitalization ratio was 58.8 percent at March 31, 1999, compared to 54.0 percent at December 31, 1998. The increase in the ratio is attributable to the additional short-term debt issued during the first quarter of 1999 as well as the decline in equity attributable to a net loss of $291 million, common dividends of $51 million, and adverse changes in cumulative translation adjustment of $77 million related to the strong U.S. dollar, offset in part by net common stock issuances of $8 million.

     Subsequent to March 31, 1999, Tenneco received the proceeds of the divestitures of its Containerboard business and its Greenwich, Connecticut headquarters. After buyout of certain lease obligations and the payment of fees, the net proceeds were used to reduce short-term debt by approximately $775 million. Reduction of the March 31, 1999 debt and total capitalization balances by this amount would have lowered Tenneco's debt to total capitalization ratio by 6.0 percentage points to 52.8 percent.

     Following Tenneco's series of announcements regarding its strategic alternatives, Standard and Poor's and Moody's debt rating agencies are continuing to review the ratings on Tenneco's debt pending further information about the debt profile of the new companies. In consideration of the rating agency actions and the requirement to realign Tenneco's long-term debt to accomplish the distribution, Tenneco continues to finance its requirements with short-term debt. Tenneco believes that its existing committed credit facility is adequate to meet its 1999 capital requirements, including scheduled long-term debt retirements of $250 million. Additional credit facilities will be required in order to accomplish the debt realignment. Tenneco believes it can obtain the necessary credit arrangements to complete the debt realignment at commercially reasonable rates.

  CASH FLOWS

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                -------------
                                                                1999    1998
                                                                ----    -----
                                                                 (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $(51)   $ (34)
  Investing activities......................................     (77)    (106)
  Financing activities......................................     132      128

     OPERATING ACTIVITIES

     Cash used by operating activities was $17 million greater in the first quarter of 1999 than in the comparable quarter of 1998. Continuing operations used $38 million more cash in this year's quarter, primarily as a result of lower income from continuing operations of $39 million. Discontinued operations generated $21 million more in this year's quarter.

     INVESTING ACTIVITIES

     Cash used by investing activities was $29 million lower in 1999's first quarter compared to 1998's first quarter. Lower capital expenditures in continuing operations, primarily in the Specialty Packaging segment, contributed $22 million to the favorable variance, while capital expenditures for discontinued operations were higher by $4 million. Net proceeds from sale of assets generated an additional $7 million of the variance. The remainder of the improvement was attributable to lower investment in Specialty Packaging's foreign operations.

     FINANCING ACTIVITIES

     Financing activities generated $4 million more cash flow in 1999's first quarter than in 1998, primarily as a result of lower repurchases of common stock.

YEAR 2000

     Many computer software systems, as well as certain hardware and equipment utilizing date-sensitive data, were structured to use a two-digit date field meaning that they will not be able to properly recognize dates in the Year 2000. Tenneco's significant technology transformation projects are addressing the Year 2000 issue in those areas where replacement systems are being installed for other business reasons. Where existing systems and equipment are expected to remain in place beyond 1999, Tenneco has a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment.

     Tenneco has substantially completed inventorying its systems and equipment including computer systems and business applications as well as date-sensitive technology embedded in its equipment and facilities. Tenneco continues to plan for and undertake remediation, replacement, or alternative procedures for non-compliant Year 2000 systems and equipment; and test remediated, replaced or alternative procedures for systems and equipment. As of March 31, 1999, Tenneco believes that approximately 70 percent of this work has been completed. Tenneco has confirmed that none of its products are date-sensitive. Remediation, replacement, or alternative procedures for systems and equipment are being undertaken on a business priority basis. This is ongoing and was completed at some locations in 1998 with the remainder to be completed through the third quarter of 1999. Testing will occur in the same time frame. Also, Tenneco is contacting its major customers, suppliers, financial institutions, and others with whom it conducts business to determine whether they will be able to resolve in a timely manner Year 2000 problems possibly affecting Tenneco. As part of its planning and readiness activities, Tenneco is developing Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations.

Contingency plans also will be developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers.

     Based upon current estimates, Tenneco believes it will incur costs which may range from approximately $40 to $50 million to address Year 2000 issues and implement the necessary changes to its existing systems and equipment. As of March 31, 1999, approximately $22 million of the costs have already been incurred. These costs are being expensed as they are incurred, except that in certain instances Tenneco may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.

     In the event Tenneco is unable to complete the remediation, replacement, or alternative procedures for critical systems and equipment in a timely manner or if those with whom Tenneco conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Tenneco's results of operations. At this time, the potential effect in the event Tenneco and/or third parties are unable to timely resolve Year 2000 problems is not determinable; however, Tenneco believes it will be able to resolve its own Year 2000 issues.

EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro," among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of the Company's operational divisions as well as its corporate offices. That Committee had two principal objectives: (i) to determine the impact of the Euro on the Company's business operations, and (ii) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Tenneco has implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Tenneco believes that the costs associated with transitioning to the Euro will not be material to its consolidated financial position or the results of its operations.

SECTION B.

     This section presents Tenneco's restated Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data previously included in Tenneco's Annual Report on Form 10-K for the year ended December 31, 1998.

                            SELECTED FINANCIAL DATA

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                            YEARS ENDED DECEMBER 31,
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                               1998(A)       1997(A)       1996(A)        1995          1994
                                             -----------   -----------   -----------   -----------   -----------
STATEMENTS OF INCOME DATA(b):
  Net sales and operating revenues from
    continuing operations --
      Automotive...........................  $     3,237   $     3,226   $     2,980   $     2,479   $     1,989
      Specialty Packaging..................        2,785         2,553         1,987           845           636
      Other................................            6            11            --            --            --
                                             -----------   -----------   -----------   -----------   -----------
         Total.............................  $     6,028   $     5,790   $     4,967   $     3,324   $     2,625
                                             ===========   ===========   ===========   ===========   ===========
  Income from continuing operations before
    interest expense, income taxes, and
    minority interest --
      Automotive...........................  $       248   $       407   $       249   $       240   $       223
      Specialty Packaging..................          328           308           249            39            68
      Other................................          (66)          (14)          (22)            2            24
                                             -----------   -----------   -----------   -----------   -----------
         Total.............................          510           701           476           281           315
  Interest expense (net of interest
    capitalized)(c)........................          202           182           162           132            81
  Income tax expense.......................           80           155           146            92            71
  Minority interest........................           30            24            21            23            --
                                             -----------   -----------   -----------   -----------   -----------
  Income from continuing operations........          198           340           147            34           163
  Income from discontinued operations, net
    of income tax(d).......................           57            21           499           701           289
  Extraordinary loss, net of income
    tax(e).................................           --            --          (236)           --            (5)
  Cumulative effect of changes in
    accounting principles, net of income
    tax(f).................................           --           (46)           --            --           (39)
                                             -----------   -----------   -----------   -----------   -----------
  Net income...............................          255           315           410           735           408
  Preferred stock dividends................           --            --            12            12            60
                                             -----------   -----------   -----------   -----------   -----------
  Net income to common stock...............  $       255   $       315   $       398   $       723   $       348
                                             ===========   ===========   ===========   ===========   ===========
  Average number of shares of common stock
    outstanding(g) --
      Basic................................  168,505,573   170,264,731   169,609,373   172,764,198   162,307,189
      Diluted..............................  168,834,531   170,801,636   170,526,112   173,511,654   162,912,425
  Earnings per average share of common
    stock(g) --
      Basic:
         Continuing operations.............  $      1.18   $      2.00   $       .87   $       .20   $      1.01
         Discontinued operations(d)........          .34           .12          2.87          3.99          1.41
         Extraordinary loss(e).............           --            --         (1.39)           --          (.03)
         Cumulative effect of changes in
           accounting principles(f)........           --          (.27)           --            --          (.24)
                                             -----------   -----------   -----------   -----------   -----------
                                             $      1.52   $      1.85   $      2.35   $      4.19   $      2.15
                                             ===========   ===========   ===========   ===========   ===========
      Diluted:
         Continuing operations.............  $      1.17   $      1.99   $       .86   $       .20   $      1.00
         Discontinued operations(d)........          .34           .12          2.86          3.97          1.41
         Extraordinary loss(e).............           --            --         (1.38)           --          (.03)
         Cumulative effect of changes in
           accounting principles(f)........           --          (.27)           --            --          (.24)
                                             -----------   -----------   -----------   -----------   -----------
                                             $      1.51   $      1.84   $      2.34   $      4.17   $      2.14
                                             ===========   ===========   ===========   ===========   ===========
  Cash dividends per common share..........  $      1.20   $      1.20   $      1.80   $      1.60   $      1.60

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    YEARS ENDED DECEMBER 31, -- (CONTINUED)
                                   (MILLIONS)

                                               1998(A)       1997(A)       1996(A)        1995          1994
                                             -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA(b):
  Net assets of discontinued operations....  $       366   $       423   $       459   $       393   $       236
  Total assets.............................        7,774         7,455         6,774         5,273         3,245
  Short-term debt(c).......................          900           233           196           314            81
  Long-term debt(c)........................        1,983         2,205         1,714         1,349           781
  Debt allocated to discontinued
    operations(c)..........................          548           473           394           369           285
  Minority interest........................          421           424           304           301           301
  Shareowners' equity......................        2,504         2,528         2,646         3,148         2,900
STATEMENT OF CASH FLOWS DATA(b):
  Net cash provided by operating
    activities.............................  $       532   $       519   $       253   $     1,443   $       450
  Net cash used by investing activities....         (759)         (897)         (693)       (1,146)         (117)
  Net cash provided (used) by financing
    activities.............................          216           354           147          (356)         (151)
  Capital expenditures for continuing
    operations.............................         (389)         (450)         (404)         (473)         (248)

-------------------------
(a) For a discussion of the significant items affecting comparability of the financial information for 1998, 1997, and 1996, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations." See also Notes 1 and 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for a discussion of the Merger and Distributions transactions and Note 2 for a discussion of the spin-off transaction.

(b) During the years presented, Tenneco completed numerous acquisitions, the most significant of which were Specialty Packaging's acquisitions of Mobil Plastics for $1.3 billion in late 1995, Amoco Foam Products for $310 million in August 1996, and the protective and flexible packaging businesses of N.V. Koninklijke KNP BT for $380 million in April 1997 and Automotive's acquisition of Clevite for $328 million in July 1996. See Note 4 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(c) Debt amounts for 1998, 1997, and 1996 are net of allocations for corporate debt to the net assets of discontinued paperboard packaging operations. Debt amounts for 1995 and 1994 are net of allocations for corporate debt to the net assets of discontinued paperboard packaging, energy, and shipbuilding operations. Interest expense for all periods is net of interest expense allocated to income from discontinued operations. The allocation is based on the proportion of Tenneco's investment in the paperboard packaging operations', energy operations', and shipbuilding operations' net assets to Tenneco consolidated net assets plus debt. See Note 1 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(d) Discontinued operations reflected in the above periods include Tenneco's paperboard packaging operations which were discontinued in June 1999, its energy and shipbuilding operations, which were discontinued in December 1996, its farm and construction equipment operations, which were discontinued in March 1996, and its chemicals and brakes operations, which were discontinued during 1994.

(e) Represents Tenneco's costs related to prepayment of debt, including the 1996 loss recognized in the realignment of Tenneco's consolidated indebtedness preceding the Merger and Distributions. See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries.

(f) In 1997, Tenneco implemented Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." In 1994, Tenneco adopted Statement of Financial Accounting Standards ("FAS") No. 112, "Employers' Accounting for Postemployment Benefits." See Note 1 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information regarding changes in accounting principles.

(g) The average number of shares of common stock outstanding and earnings per share amounts have been restated to reflect the adoption of FAS No. 128, "Earnings per Share," effective December 15, 1997. See Note 1 and Note 8 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for information regarding the computation of earnings per share of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed prior to the spin-off of the new packaging company discussed below.

     The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share in the first quarter of 1999.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging segment is presented as a discontinued operation in the accompanying financial statements. Refer to Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further information.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, the new Packaging company will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Tenneco Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by the new packaging company under a new credit facility. Tenneco currently expects that, subject to discussions with debt rating agencies, the debt of the new Packaging company will be rated investment grade and the debt of the automotive company will be rated non-investment grade.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, a favorable determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions.

YEARS 1998 AND 1997

  RESULTS OF CONTINUING OPERATIONS

     Tenneco reported income from continuing operations of $198 million for the year ended December 31, 1998, compared to $340 million for the same period in 1997. The 1998 figure includes a $55 million after-tax charge to restructure the Company's automotive aftermarket business and to reduce overhead and manufacturing costs throughout every part of Tenneco's business. Excluding the restructuring charge, Tenneco's income from continuing operations for the 1998 period was $253 million compared to $340 million for the year ended December 31, 1997. The decline results from lower earnings at Automotive combined with costs related to Tenneco's data center consolidation effort, offset in part by record results in Specialty Packaging. Higher interest expense and minority interest also contributed to the earnings decline.

     NET SALES AND OPERATING REVENUES

                                                                                %
                                                           1998      1997     CHANGE
                                                          ------    ------    ------
                                                             (MILLIONS)
Automotive............................................    $3,237    $3,226      --%
Specialty Packaging...................................     2,785     2,553       9
Intergroup sales and other............................         6        11     (45)
                                                          ------    ------
                                                          $6,028    $5,790       4%
                                                          ======    ======

     Automotive's revenue for 1998 was essentially flat with 1997 as increases in original equipment revenue in North America and Europe of $215 million were offset by a $165 million decline in aftermarket revenues throughout the world, a $54 million reduction due to the adverse impact of a strong U.S. dollar, with the remaining change due to the mix of products sold. Original equipment revenue was up as Automotive continued to place its ride control and exhaust products on many of the world's best-selling vehicles. Lower aftermarket demand was driven by customer consolidations that temporarily increased field inventory levels in North America and Europe; milder than normal winter weather; and continuing soft Asian and South American replacement markets. Additionally, Tenneco Automotive continued to reduce its quarterly promotional programs in an effort to better balance supply and demand going into 1999.

     Specialty Packaging's revenue increase of $232 million resulted primarily from full year inclusion of the protective and flexible packaging businesses acquired from N.V. Koninklijke KNP BT ("KNP") in 1997 and from the May 1998 acquisition of Richter Manufacturing, a leading producer of protective packaging for the western United States. The KNP businesses contributed $160 million of incremental revenue in 1998 measured through the first anniversary of their acquisition in late April 1997. Richter Manufacturing revenue during 1998 was $39 million. The remaining revenue increase reflects higher volumes in numerous product lines which more than offset lower pricing.

     INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY INTEREST (OPERATING INCOME)

       RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan to accomplish the overhead reduction goals as well as to consolidate the manufacturing and distribution operations of Automotive's North American aftermarket business and certain manufacturing operations in the Specialty Packaging business. The restructuring plan is expected to result in $120 million in annual savings, 80 percent of which is expected to be realized in 1999. Tenneco recorded a pre-tax charge to income from continuing operations of $86 million, $55 million after-tax or $.33 per diluted common share, in the fourth quarter of 1998 related to this restructuring plan. Of the pre-tax charge for operational restructuring plans, $36 million is related to the Automotive aftermarket restructuring and $10 million is related to the Specialty Packaging restructuring. A staff and related cost reduction plan, which covers staff reductions at both the operating units and at corporate, is expected to cost $40 million. The charge was recognized in the results of operations for each segment where the costs will be incurred. Including the charges for the staff and related cost reductions, Automotive recorded a charge of $53 million, Specialty Packaging a charge of $18 million and Tenneco's corporate operations a charge of $15 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers and the elimination of 302 positions at those locations. The Specialty Packaging restructuring plans involve the elimination of production lines at two plants resulting in the elimination of 104 positions. Additionally, Specialty Packaging will exit four joint ventures. The staff and related cost reduction plan involves the elimination of 638 administrative positions in Tenneco's three business units and its corporate operations.

     The fixed assets for the production lines to be eliminated, as well as the joint venture investments, were written down to their estimated fair value. No significant cash proceeds are expected to be received from the ultimate disposal of these assets.

     As of December 31, 1998, approximately 500 employees had been terminated.

     Amounts related to the restructuring plan are shown in the following table:

                                            1998                     CHARGED      BALANCE AT
                                        RESTRUCTURING      CASH      TO ASSET    DECEMBER 31,
                                           CHARGE        PAYMENTS    ACCOUNTS        1998
                                        -------------    --------    --------    ------------
                                                             (MILLIONS)
Severance...........................         $40           $10         $--           $30
Asset impairments...................          44            --          44            --
Facility exit costs.................           2            --          --             2
                                             ---           ---         ---           ---
                                             $86           $10         $44           $32
                                             ===           ===         ===           ===

     Tenneco expects the balance of the restructuring liability will be expended during 1999 and that the restructuring actions will be complete by the fourth quarter of 1999.

       OPERATING INCOME

     Excluding these restructuring charges, a comparison of Tenneco's 1998 and 1997 operating income is as follows:

                                                                               %
                                                             1998    1997    CHANGE
                                                             ----    ----    ------
                                                              (MILLIONS)
Automotive...............................................    $301    $407     (26)%
Specialty Packaging......................................     346     308      12
Other....................................................     (51)    (14)     --
                                                             ----    ----
                                                             $596    $701     (15)%
                                                             ====    ====

     Automotive's operating income in 1998 reflected strong volume growth in the original equipment business which was more than offset by lower volumes in the aftermarket. The net impact of volume was a decline in operating income of $43 million. Adverse currency movements caused a further deterioration of $14 million. The 1997 operating income included $10 million related to the favorable resolution of a legal action and a net reduction of $4 million in certain reserves, primarily related to ongoing reorganization initiatives which had proceeded more rapidly and efficiently than planned, allowing Automotive to adjust its cost estimate for completing the initiatives. Charges in 1998 for bad debts, a higher level of costs related to customer acquisition activity and marketing, and pricing adjustments in the original equipment business produced the balance of the earnings decline.

     Specialty Packaging's operating income increase reflected $24 million from acquired businesses through the one-year anniversary of their acquisitions as well as higher unit volumes, primarily in Hefty One-Zip(R), food service foam, and consumer tableware products. Lower raw material costs approximately offset price reductions to customers. In addition, Specialty Packaging incurred approximately $7 million in one-time costs related to an information systems project in North America.

     Tenneco's "Other" operating loss increased in 1998 over 1997 levels primarily as a result of higher costs related to Tenneco's data center consolidation effort, which more than offset lower unabsorbed costs at Tenneco's administrative services operation. Tenneco began consolidating its North American data center operations in 1998. The operating costs of the data center will continue into 1999 and beyond.

       OUTLOOK

     Automotive anticipates improved results in 1999. In the original equipment market, Automotive was awarded 44 new platforms during 1998. Its products are incorporated in 11 of the 15 top selling global car models. The growth generated in the original equipment market from the award of new platforms and placement of Automotive's products on top selling models will be partially offset by engineering costs for new automobile original equipment platforms, which must be expensed as they are incurred beginning in 1999 pursuant to the previously described change in accounting principle for start-up costs. The inventory position of Automotive's North American aftermarket customers which contributed to the 1998 results is expected to continue to gradually improve in 1999, while consolidation in the automotive aftermarket parts distribution business in Europe is expected to contribute to low sales growth levels there as well. Nevertheless, the recently announced aftermarket restructuring and overhead cost reduction program should position Automotive to deliver both revenue growth and improved operating margins in 1999.

     Specialty Packaging's future is primarily based on the strength of its brands. The breadth of the Hefty brand was enhanced during 1998 with the introduction of new products including Easy Flaps(R) waste bags and Fast-Pak(TM) deli bags with Slide Rite(TM) technology. The Hexacomb(R) and Jiffy(TM) brand names have helped to make Specialty Packaging a leading producer of protective packaging in Europe and one of the largest in the United States. During 1998 Specialty Packaging introduced the Big Breakfast deluxe foam package for the new breakfast meal from McDonalds. This, other new product introductions, acquisitions including Richter Manufacturing, and the higher growth rate of Specialty Packaging's market segments should lead to volume increases. Mix management and cost reductions should combine with the volume gains to produce increased earnings in 1999.

     This "Outlook" section contains forward-looking statements. See "Cautionary Statement for Purposes of 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" for a description of certain factors that could cause actual results to differ from anticipated results and other matters.

     INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     Tenneco incurred interest expense of $202 million, a $20 million increase over 1997. The increase reflects a higher borrowing level during 1998, resulting from inclusion for the full year of amounts used to acquire the protective and flexible packaging business of KNP in late April 1997, a higher level of working capital to support higher revenue levels and Tenneco's share repurchase activity.

     INCOME TAXES

     Tenneco's effective tax rate for 1998 was 26 percent, compared to 30 percent for 1997. The 1998 effective tax rate was lower than the statutory rate as a result of certain non-recurring foreign and state tax benefits, lower foreign tax rates and a reduction in Tenneco's estimated tax liabilities related to certain global tax audits. The 1997 effective tax rate benefitted from the non-recurring impact of certain foreign tax benefits and the benefit of previously unrecognized deferred tax assets.

     MINORITY INTEREST

     Minority interest was $30 million in 1998, compared to $24 million in 1997. This primarily represents dividends on the preferred stock of a U.S. subsidiary. In December 1997, this subsidiary issued additional preferred stock. See Note 10 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for additional information.

  DISCONTINUED OPERATIONS

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the Spin-off. As a result, Tenneco's paperboard packaging operations have been reflected as discontinued operations. For 1998, discontinued operations generated $57 million ($.34 per diluted common share) of income compared to $21 million ($.12 per diluted common share) for 1997.

     See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     Fourth quarter 1998 results from discontinued operations for the Paperboard Packaging business includes a pre-tax charge of $14 million related to Tenneco's restructuring plan to reduce administrative and operational overhead costs. The Paperboard Packaging restructuring plan involves closing four box plants and the elimination of 78 positions at those plants.

     Income from the discontinued Paperboard Packaging business in 1998 also included a $15 million pre-tax gain on the sale of its remaining 20 percent interest in a recycled paperboard joint venture with Caraustar Industries and a $17 million pre-tax gain on the sale of non-strategic timberland assets. In 1997, income from discontinued operations included a $38 million pre-tax gain on refinancing of two containerboard mill leases and a $5 million pre-tax gain from a timberland management transaction.

CHANGES IN ACCOUNTING PRINCIPLE

     During 1997 Tenneco recorded a $46 million after-tax charge ($.27 per diluted common share) for the cumulative effect of a change in accounting principle related to requirements of the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation."

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for fiscal years beginning after December 15, 1998. Tenneco currently capitalizes costs for purchase and development of software which is used in its business operations. Consequently, the impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco expects to record an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of approximately $100 million. Tenneco will adopt this new accounting principle in the first quarter of 1999.

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 1999. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In the fourth quarter of 1998, Tenneco adopted the provisions of SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information." As a result, Tenneco reports Automotive and Specialty Packaging segments in its financial statements. Segment data for all prior periods has been restated to reflect the new segment reporting requirements.

  EARNINGS PER SHARE

     Income from continuing operations was $1.17 per diluted common share for 1998, compared to $1.99 per diluted common share in 1997. (All references to earnings per share in this Management's Discussion and Analysis are on a diluted basis unless otherwise noted.) Discontinued operations contributed $0.34 per diluted common share for 1998 compared to $.12 per diluted common share for 1997. For 1997, Tenneco also recorded the cumulative effect of a change in accounting principle noted above of $.27 per diluted common share, resulting in net income of $1.84 per diluted common share compared to $1.51 per diluted common share for 1998.

LIQUIDITY AND CAPITAL RESOURCES

     CAPITALIZATION

                                                                                  %
                                                         1998        1997       CHANGE
                                                        ------      ------      ------
                                                            (MILLIONS)
Short-term debt and current maturities..............    $  900      $  233       286%
Long-term debt......................................     1,983       2,205       (10)
Debt allocated to discontinued operations...........       548         473        16
Minority interest...................................       421         424        (1)
Common shareowners' equity..........................     2,504       2,528        (1)
                                                        ------      ------
          Total capitalization......................    $6,356      $5,863         8%
                                                        ======      ======

     Tenneco's debt to capitalization ratio was 54.0 percent at December 31, 1998, compared to 49.7 percent at December 31, 1997. The increase in the ratio is attributable to the additional debt issued during 1998 as described under "Cash Flow-Financing Activities" below, as well as a decline in equity resulting from net income in 1998 being more than offset by dividends and share repurchases.

     CASH FLOWS

                                                                1998     1997
                                                                -----    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ 532    $ 519
  Investing activities......................................     (759)    (897)
  Financing activities......................................      216      354

       OPERATING ACTIVITIES

     Cash flow provided by operating activities was $13 million higher in 1998 than in 1997. Income before depreciation, depletion and amortization was $90 million lower than in 1997, largely as a result of higher interest expense and the restructuring charge taken during the fourth quarter of 1998, for which the bulk of the cash outflows will occur during 1999. Noncash charges for deferred income taxes were higher in 1997 than in 1998, primarily as a result of tax benefits derived from the 1996 reorganization and debt realignment and a 1996 tax net operating loss which was carried back to earlier years. Components of working capital used significantly less cash in 1998, primarily as a result of payment of certain liabilities in 1997, including those incurred in connection with the 1996 reorganization, combined with increases in liabilities in 1998 associated with the restructuring charge.

       INVESTING ACTIVITIES

     Investing activities used $138 million less cash in 1998 than in 1997. Acquisitions were lower by $210 million. During 1998, the most significant acquisitions were Richter Manufacturing, a North American protective packaging business, and the Belvidere, Illinois dual-ovenable paperboard tray manufacturing facility of Champion International. Acquisition activity in 1997 primarily related to the purchase of KNP's protective and flexible packaging business. Capital expenditures for continuing operations declined by $61 million in 1998, reflecting lower spending in both the Automotive and Specialty Packaging segments. Capital expenditures for discontinued operations increased in 1998, primarily as a result of $84 million spent to acquire certain leased timberlands in contemplation of the separation of the containerboard assets from Tenneco's other businesses.

       FINANCING ACTIVITIES

     Financing activities in 1998 generated $138 million less cash than in 1997. During 1997, a Tenneco subsidiary issued preferred stock, the net proceeds of which were $99 million. During 1998, Tenneco repurchased $22 million more of its common stock than in 1997. During 1997, Tenneco refinanced a portion of its short-term debt by issuing $100 million of 10-year 7 1/2% notes, $200 million of 30-year 7 7/8% debentures, and $300 million of 20-year 7 5/8% debentures. The net proceeds of these debt offerings was $593 million. During 1998, Tenneco's short-term debt (excluding current maturities on long-term debt) increased by $540 million.

       LIQUIDITY

     At December 31, 1998, Tenneco's credit facility was a $1.75 billion committed financing arrangement with a syndicate of banks which expires in 2001. Committed borrowings under this credit facility bear interest at an annual rate equal to, at the borrower's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) the London Interbank Offering Rate plus a margin determined based on the credit rating of Tenneco's unsecured senior debt; or
(iii) a rate based on money market rates pursuant to competitive bids by the syndicate banks. Tenneco maintains unused availability under this line of credit at least equal to 100 percent of its commercial paper notes outstanding which were $576 million at December 31, 1998. There were no borrowings under this credit facility at December 31, 1998.

     The credit facility requires that Tenneco's ratio of debt to total capitalization, as defined in the credit facility, not exceed 70%. Compliance with this requirement is a condition for any incremental borrowings under the credit facility, and failure to meet the requirement enables the syndicate banks to require repayment of any outstanding loans after a 30-day cure period. At December 31, 1998, Tenneco's ratio of debt to total capitalization as defined in the credit facility was 57.9 percent. In addition, the credit facility imposes certain other restrictions, none of which are expected to limit Tenneco's ability to operate its businesses in the ordinary course.

     Following Tenneco's July 21, 1998 announcement regarding its analysis of strategic alternatives, Standard and Poor's and Moody's debt rating agencies placed the rating on Tenneco's debt in review, pending the outcome of Tenneco's strategic alternatives analysis. In consideration of the rating agency actions and the possibility that the strategic alternatives analysis could result in the separation of the automotive, specialty packaging, and containerboard businesses, which could require a realignment of Tenneco's long-term debt, Tenneco has financed its capital needs with short-term debt during the year. Consequently, Tenneco's short-term debt at December 31, 1998 was $549 million higher than at December 31, 1997. Tenneco believes that its existing committed credit facility, supplemented by the net proceeds from the sale of the containerboard business, are adequate to meet its 1999 capital requirements, including scheduled long-term debt retirements of $250 million. However, should additional financing be required, Tenneco's current debt covenants would allow it to borrow up to an additional $2.3 billion which Tenneco believes it could obtain at commercially reasonable rates.

       CAPITAL COMMITMENTS

     Tenneco estimates that expenditures of approximately $251 million will be required after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

  DIVIDENDS ON COMMON STOCK

     Tenneco Inc. declared dividends on its common shares of $.30 per share for each quarter in 1998. Declaration of dividends is at the discretion of the Board of Directors. The Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions, and anticipated developments concerning Tenneco's business and operations.

  ENVIRONMENTAL MATTERS

     Tenneco and certain of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the financial statements.

     At February 1, 1999, Tenneco had been designated as a potentially responsible party in seven "Superfund" sites. Tenneco has estimated its share of the remediation costs for these sites to be approximately $4 million in the aggregate and has established reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, Tenneco's estimate of its remediation costs could change. Moreover, liability under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several, meaning that Tenneco could be required to pay in excess of its share of remediation costs. Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in Tenneco's determination of its estimated liability. Tenneco believes that the costs associated with its current status as a potentially responsible party in the Superfund sites referenced above will not be material to its consolidated financial position or results of operations.

     Tenneco estimates that it will make capital expenditures for environmental matters of approximately $6 million in 1999 and that capital expenditures for environmental matters will be approximately $9 million in the aggregate for the years 1999 through 2009.

  DERIVATIVE FINANCIAL INSTRUMENTS

       FOREIGN CURRENCY EXCHANGE RATE RISK

     Tenneco uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates.

Tenneco's primary exposure to changes in foreign currency rates results from intercompany loans made between Tenneco affiliates to minimize the need for borrowings from third parties. Additionally, Tenneco enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Tenneco has from time to time also entered into forward contracts to hedge its net investment in foreign subsidiaries. Tenneco does not currently enter into derivative financial instruments for speculative purposes.

     In managing its foreign currency exposures, Tenneco identifies and aggregates naturally occurring offsetting positions and then hedges residual exposures through third party derivative contracts. The following table summarizes by major currency the notional amounts, weighted average settlement rates, and fair value for foreign currency forward purchase and sale contracts as of December 31, 1998. All contracts in the following table mature in 1999.

                                                              DECEMBER 31, 1998
                                           --------------------------------------------------------
                                                                     WEIGHTED
                                             NOTIONAL AMOUNT         AVERAGE          FAIR VALUE
                                           IN FOREIGN CURRENCY   SETTLEMENT RATES   IN U.S. DOLLARS
                                           -------------------   ----------------   ---------------
                                                      (MILLIONS EXCEPT SETTLEMENT RATES)
Belgian Francs                  -Purchase           594               0.029              $  17
                                -Sell              (644)              0.029                (19)
British Pounds                  -Purchase            98               1.660                163
                                -Sell              (152)              1.660               (252)
Canadian Dollars                -Purchase           112               0.654                 73
                                -Sell              (176)              0.654               (115)
Danish Krone                    -Purchase            79               0.157                 12
                                -Sell                --                  --                 --
French Francs                   -Purchase           497               0.179                 89
                                -Sell               (97)              0.179                (17)
German Marks                    -Purchase             3               0.599                  2
                                -Sell               (56)              0.599                (33)
Portuguese Escudo               -Purchase         1,947               0.006                 11
                                -Sell               (30)              0.006                 --
Spanish Pesetas                 -Purchase         4,545               0.007                 32
                                -Sell              (325)              0.007                 (2)
U.S. Dollars                    -Purchase           105               1.000                105
                                -Sell               (33)              1.000                (33)
Other                           -Purchase           395                .043                 17
                                -Sell              (719)              0.068                (49)
                                                                                         -----
                                                                                         $   1
                                                                                         =====

       INTEREST RATE RISK

     Tenneco's financial instruments that are sensitive to market risk for changes in interest rates are its debt securities. Tenneco primarily uses commercial paper to finance its short-term capital requirements. Since commercial paper generally matures in three months or less, Tenneco pays a current market rate of interest on these borrowings. Tenneco finances its long-term capital requirements with long-term debt with original maturity dates ranging up to 30 years. All of Tenneco's existing long-term debt obligations have fixed interest rates, and Tenneco has no current plans to redeem its long-term debt obligations before their stated maturities. Consequently, Tenneco is not exposed to cash flow or fair value risk from market interest rate changes on its long-term debt portfolio. Should Tenneco decide to redeem its long-term debt securities prior to their stated maturities, it would generally incur costs based on the fair value of the debt at that time.

     The table below provides information about Tenneco's financial instruments that are sensitive to interest rate risk.

                                                 ESTIMATED MATURITY DATES                               FAIR VALUE AT
                                ----------------------------------------------------------              DECEMBER 31,
                                1999      2000      2001      2002      2003    THEREAFTER    TOTAL        1998(A)
                                ----      ----      ----      ----      ----    ----------    ------    -------------
                                             (MILLIONS EXCEPT EFFECTIVE INTEREST RATES)
Short-term debt (excluding
  current maturities)(b)......  $821      $ --      $ --      $ --      $ --      $   --      $  821       $  821
  Average effective interest
     rate.....................   5.9%       --%       --%       --%       --%         --%
Long-term debt (including
  current maturities)(b)......  $250      $ 10      $187      $498      $  7      $1,583      $2,535       $2,606
  Average effective interest
     rate.....................   6.4%     12.0%      6.8%      6.8%     11.2%        7.6%

-------------------------

(a) Fair value of short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount. The fair value of fixed-rate long term debt was generally based on the market value of Tenneco debt offered in open market exchanges at December 31, 1998.

(b) Amounts include corporate debt allocated to net assets of discontinued operations. See Notes 1 and 5 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document.

     Tenneco also has other obligations which are sensitive to changes in the market rate of interest. A subsidiary has issued preferred stock with a rate amount of $400 million which pays a dividend based upon the current market rate of interest. See Note 10 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document.

     The statements and other information (including the tables) in this "Derivative Financial Instruments" section constitute "forward-looking statements."

  YEAR 2000

     Many computer software systems, as well as certain hardware and equipment utilizing date-sensitive data, were structured to use a two-digit date field meaning that they will not be able to properly recognize dates in the Year 2000. Tenneco's significant technology transformation projects are addressing the Year 2000 issue in those areas where replacement systems are being installed for other business reasons. Where existing systems and equipment are expected to remain in place beyond 1999, Tenneco has a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment.

     Tenneco has substantially completed inventorying its systems and equipment including computer systems and business applications as well as date-sensitive technology embedded in its equipment and facilities. Tenneco continues to plan for and undertake remediation, replacement, or alternative procedures for non-compliant Year 2000 systems and equipment; and test remediated, replaced, or alternative procedures for systems and equipment. Tenneco has confirmed that none of its products are date-sensitive. Remediation, replacement, or alternative procedures for systems and equipment are being undertaken on a business priority basis. This is ongoing and was completed at some locations in 1998 with the remainder to be completed through the third quarter of 1999. Testing will occur in the same time frame. Also, Tenneco is contacting its major customers, suppliers, financial institutions, and others with whom it conducts business to determine whether they will be able to resolve in a timely manner Year 2000 problems possibly affecting Tenneco. As part of its planning and readiness activities, Tenneco is developing Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations. Contingency plans also will be developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers.

     Based upon current estimates, Tenneco believes it will incur costs which may range from approximately $50 to $60 million to address Year 2000 issues and implement the necessary changes to its existing systems and equipment. As of December 31, 1998, approximately $14 million of the costs have already been incurred. These costs are being expensed as they are incurred, except that in certain instances Tenneco may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.

     In the event Tenneco is unable to complete the remediation, replacement, or alternative procedures for critical systems and equipment in a timely manner or if those with whom Tenneco conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Tenneco's results of operations. At this time, the potential effect in the event Tenneco and/or third parties are unable to timely resolve Year 2000 problems is not determinable; however, Tenneco believes it will be able to resolve its own Year 2000 issues.

  EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro", among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of the Company's operational divisions as well as its corporate offices. That Committee had two principal objectives: (i) to determine the impact of the Euro on the Company's business operations, and (ii) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Tenneco has implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Tenneco believes that the costs associated with transitioning to the Euro will not be material to its consolidated financial position or the results of its operations.

YEARS 1997 AND 1996

     The year ended December 31, 1997, represents the first full year of Tenneco Inc. and consolidated subsidiaries' operation as a global manufacturing company focused on its automotive parts and packaging businesses.

     Tenneco Inc. was spun-off from the company previously known as Tenneco Inc. ("Old Tenneco") on December 11, 1996, following a series of transactions undertaken to realign the assets, liabilities and operations of Old Tenneco such that the automotive parts ("Automotive"), packaging ("Specialty Packaging" and "Paperboard Packaging") and the administrative services ("Tenneco Business Services") businesses were owned by Tenneco Inc. and the shipbuilding business was owned by Newport News Shipbuilding Inc. ("Newport News"). Old Tenneco distributed the shares of Tenneco Inc. and Newport News to its shareowners on December 11, 1996. On December 12, 1996, Old Tenneco, which then consisted primarily of the energy business ("Energy") and certain previously discontinued operations of Old Tenneco, merged with a subsidiary of El Paso Natural Gas Company.

     Although the separation of Tenneco Inc. from Old Tenneco was structured as a spin-off for legal, tax and other reasons, Tenneco Inc. kept certain important aspects of Old Tenneco, including its executive management, Board of Directors and headquarters. Most importantly, the combined assets, revenues, and operating income of Automotive, Specialty Packaging and Paperboard Packaging represented more than half the assets, revenues and operating income of Old Tenneco prior to the distributions and merger. Consequently, this Management's Discussion and Analysis of Financial Condition and Results of Operations and Tenneco's financial statements for periods prior to the distributions and merger present the net assets and results of operations of Old Tenneco's shipbuilding and energy businesses, as well as its farm and construction equipment business which was disposed of before the distributions and merger, as discontinued operations. Refer to Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion.

     For purposes of this Management's Discussion and Analysis "Tenneco" or the "Company" refers to Old Tenneco and its subsidiaries before the above described corporate reorganization transactions and to Tenneco Inc., formerly known as New Tenneco Inc., and its subsidiaries after those transactions.

     The following review of Tenneco's financial condition and results of operations should be read in conjunction with the financial statements and related notes of Tenneco Inc. and Consolidated Subsidiaries.

  RESULTS OF CONTINUING OPERATIONS

     Tenneco reported income from continuing operations for the year ended December 31, 1997, of $340 million compared to $147 million for the same period in 1996. The improvement resulted from record operating results at Automotive and Specialty Packaging. A lower effective tax rate for 1997 compared to 1996 also contributed to the improved results.

     NET SALES AND OPERATING REVENUES

                                                                              %
                                                         1997      1996     CHANGE
                                                        ------    ------    ------
                                                           (MILLIONS)
Automotive............................................  $3,226    $2,980       8%
Specialty Packaging...................................   2,553     1,987      28
Intergroup sales and other............................      11        --      NM
                                                        ------    ------
                                                        $5,790    $4,967      17%
                                                        ======    ======

     Automotive's revenue increase over 1996 resulted from acquisition performance, volume gains, and improved pricing and product mix. Companies acquired in 1996 and 1997 contributed $238 million to revenue gains during 1997. For companies acquired in 1996, these revenue gains include only revenues earned through the first anniversary of the 1996 acquisition. Performance following the first year of ownership is included in the other year over year measures of performance. Volume growth with both existing and new customers resulted in revenue increases of $128 million, while improved price realizations and a more favorable product mix added $35 million to 1997 revenues. These revenue gains were partially offset by the impact of the strong U.S. dollar in overseas markets, which resulted in $141 million in lower revenues than would have been realized had the U.S. dollar not strengthened during the year.

     Specialty Packaging experienced gains of $566 million during 1997 over 1996. This growth was primarily generated by unit volume sales growth and revenues earned by companies acquired in 1996 and 1997. The protective and flexible packaging businesses acquired from KNP in late April 1997, along with revenues from the foam products business calculated through the first anniversary of its August 1996 acquisition, contributed $491 million to Specialty Packaging's revenue growth during 1997. Unit volume sales increases, primarily in Specialty Packaging's consumer markets and clear plastic containers, accounted for significant revenue increases as well. Partially offsetting revenue growth from acquisitions and volumes was lower product pricing, reflecting lower raw material prices, which negatively impacted revenues by $53 million.

     INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY INTEREST (OPERATING INCOME)

                                                                             %
                                                           1997    1996    CHANGE
                                                           ----    ----    ------
                                                            (MILLIONS)
Automotive...............................................  $407    $249      63%
Specialty Packaging......................................   308     249      24
Other....................................................   (14)    (22)     NM
                                                           ----    ----
                                                           $701    $476      47%
                                                           ====    ====

     During 1996, Automotive recorded a pre-tax charge of $64 million to streamline certain exhaust operations and realign the ride control product line. Absent this charge, 1996 operating income would have been $313 million. The remaining increase in operating income during 1997 is primarily attributable to acquisition performance, cost reduction initiatives, and improved realizations, partially offset by the impact of the strong U.S. dollar in overseas markets. Acquisitions, including the impact of 1996 transactions calculated through the first anniversary of the date of each acquisition, added $35 million to 1997 operating income. Cost reduction initiatives contributed more than $40 million to the 1997 operating income improvement while improved pricing realization and product mix combined with volume growth resulted in higher 1997 operating income of more than $30 million. During the third quarter of 1997, Automotive benefited from a net reduction of $4 million in certain reserves, primarily related to ongoing reorganization initiatives which have proceeded more rapidly and efficiently than planned, allowing Automotive to adjust its cost estimates for completing these initiatives. Additionally, favorable resolution of a legal action contributed $10 million to third quarter 1997 results. Partially offsetting these operating income gains was the impact of the strong U.S. dollar on overseas earnings, which reduced 1997 operating income by $22 million, and fourth quarter charges totaling $4 million related to a customer bankruptcy and a prior asset sale.

     The higher operating income for the Specialty Packaging business in 1997 resulted primarily from $76 million in operating income generated by the protective and flexible packaging businesses acquired from KNP in late April 1997 and the foam products acquisition calculated through the first anniversary of its August 1996 acquisition. A portion of the 1997 earnings from the foam products acquisition resulted from cost savings realized by the integration of the acquired company into specialty packaging's existing business.

     Tenneco's "Other" operating loss decreased in 1997 compared to 1996 which included a charge of $17 million related to the acceleration of certain employee benefits in connection with the December 1996 corporate reorganization. Excluding the 1996 charge, the increase resulted from a higher level of unallocated administrative costs primarily related to Tenneco's shared administrative services unit which began operation in late 1996.

     INTEREST EXPENSE (NET OF INTEREST CAPITALIZED)

     Tenneco incurred interest expense of $182 million during 1997, an increase of $20 million over 1996. The increase reflects a higher level of borrowings during 1997, resulting primarily from acquisitions made in both Specialty Packaging and Automotive, as well as Tenneco's share repurchase activity.

     INCOME TAXES

     Tenneco's effective tax rate for 1997 was 30 percent, compared to 46 percent for 1996. The 1997 tax rate was lower than the statutory rate due to the non-recurring impact of certain foreign tax benefits and the benefit of previously unrecognized deferred tax assets. For 1996, the effective tax rate was in excess of the statutory rate primarily as a result of the realignment charges recorded for Automotive's European operations which were not fully benefited for tax purposes.

     MINORITY INTEREST

     Minority interest in 1997 was $24 million compared to $21 million in 1996. This primarily represents dividends on the preferred stock of a U.S. subsidiary. In December 1997, this subsidiary issued additional preferred stock. See Note 10 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for additional information.

  DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     For 1997, discontinued operations include the paperboard packaging operations, which were discontinued in June 1999. The paperboard packaging operations generated income of $21 million after income tax expense of $10 million, or $.12 per diluted common share.

     For 1996, discontinued operations include the paperboard packaging operations, as well as, the energy and shipbuilding operations, which were discontinued in December 1996, and the farm and construction equipment operations, which were discontinued in March 1996. During this year, income from discontinued operations from paperboard packaging was $71 million, net of income tax expense of $48 million; income from discontinued operations for energy was $127 million, net of income tax expense of $32 million; income from discontinued operations for shipbuilding was $70 million, net of income tax expense of $32 million; loss from discontinued operations for farm and construction equipment was $1 million, net of an income tax benefit of $1 million. Additionally, income from discontinued operations included a $340 million gain, net of income tax expense of $83 million, on the sale of Tenneco's remaining investment in the farm and construction equipment business, and transaction costs -- consisting primarily of financial advisory, legal, accounting, printing, and other costs -- of $108 million, net of an income tax benefit of $17 million, that were incurred in connection with the 1996 corporate reorganization. In total, discontinued operations generated $499 million of income, net of income tax expense of $177 million, or $2.86 per diluted common share.

     See Note 2 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     Income from discontinued operations in 1997 included a one-time $38 million pre-tax gain which resulted from the refinancing of two containerboard mill leases. Income from the discontinued Paperboard Packaging business in 1996 included a $50 million pre-tax gain on the sale of certain recycled paperboard assets to a joint venture with Caraustar Industries and a pre-tax charge of $6 million to reorganize Packaging's folding carton operations.

     Extraordinary loss for 1996 was $236 million, net of an income tax benefit of $126 million, or $1.38 per diluted common share. The extraordinary loss was incurred as a result of the debt realignment undertaken before the December 1996 corporate reorganization and consists principally of the fair value paid in the cash tender offers and the fair value of debt exchanged in the debt exchange offers in excess of the historical net carrying value for the debt tendered and exchanged.

  CHANGE IN ACCOUNTING PRINCIPLE

     As required by the FASB's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million or $.27 per diluted common share in the fourth quarter of 1997, which was reported as a cumulative effect of a change in accounting principle.

  EARNINGS PER SHARE

     Income from continuing operations was $1.99 per diluted common share in 1997, up from $.86 per diluted common share in 1996. Tenneco also recorded income from discontinued operations of $.12 per diluted common share and a charge for the cumulative effect of a change in accounting principle discussed above of $.27 per diluted common share, resulting in net income of $1.84 per diluted common share for 1997. During 1996, discontinued operations earned $2.86 per diluted common share while Tenneco recorded an extraordinary loss on retirement of debt of $1.38 per diluted common share. Net income in 1996 was $2.34 per diluted common share. Average shares of common stock outstanding increased slightly during 1997. For further information regarding the calculation of earnings per share, refer to Note 8 to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document.

  LIQUIDITY AND CAPITAL RESOURCES

  CAPITALIZATION

                                                                                      %
                                                                 1997      1996     CHANGE
                                                                ------    ------    ------
                                                                   (MILLIONS)
Short-term debt and current maturities......................    $  233    $  196      19%
Long-term debt..............................................     2,205     1,714      29
Debt allocated to discontinued operations...................       473       394      20
Minority interest...........................................       424       304      39
Common shareowners' equity..................................     2,528     2,646      (4)
                                                                ------    ------
  Total capitalization......................................    $5,863    $5,254      12%
                                                                ======    ======

     Tenneco's debt to capitalization ratios was 49.7 percent at December 31, 1997, compared to 43.9 percent at December 31, 1996. The increase in the ratio is attributable to the additional debt issued during 1997 as described under "Cash Flow -- Financing Activities" below, as well as a decline in equity resulting from net income during 1997 being more than offset by dividends and share repurchases.

     CASH FLOWS

                                                                1997     1996
                                                                -----    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ 519    $ 253
  Investing activities......................................     (897)    (693)
  Financing activities......................................      354      147

       OPERATING ACTIVITIES

     Cash flow provided by operating activities was $266 million higher in 1997 than 1996. Tenneco's discontinued operations generated $107 million in 1997 and used $196 million in cash flow in 1996, for an improvement of $303 million. Income before depreciation was higher in 1997 by $241 million. Tenneco also generated cash flow benefits from tax refunds during 1997, resulting primarily from tax benefits derived from the December 1996 reorganization and debt realignment and a 1996 tax net operating loss which was carried back to earlier years. These positive benefits were largely offset by increased working capital associated with higher revenue levels and increased cash outflows associated with the realignment plan implemented in the fourth quarter of 1996.

       INVESTING ACTIVITIES

     During 1997, Tenneco's investing cash flows included expenditures of $314 million for businesses acquired, primarily the flexible and protective packaging businesses of KNP in late April 1997. This compares to cash expended for business acquisitions of $748 million in 1996, when Automotive acquired Clevite and Specialty Packaging acquired the foam products business. There were other less significant acquisitions in both years at both Automotive and Specialty Packaging. Capital expenditures for continuing operations in 1997 were $46 million higher than in 1996, primarily due to higher spending by Automotive. The sale of discontinued operations provided $10 million in 1997 and $1,174 million in 1996 of investing cash flow. The 1996 amount arose primarily from sale of Tenneco's remaining Case Corporation shares and a business owned by Energy. Tenneco also spent $108 million in 1997 and $567 million in 1996 for capital expenditures and business acquisitions for discontinued operations.

       FINANCING ACTIVITIES

     During 1997, Tenneco refinanced a portion of its short term debt by issuing $100 million of 10 year 7 1/2% notes, $200 million of 30 year 7 7/8% debentures, and $300 million of 20 year 7 5/8% debentures. The net proceeds to Tenneco of these debt offerings was $593 million. Tenneco retired $23 million in long-term debt during 1997 according to its terms and reduced short-term debt by a net $31 million. A subsidiary of Tenneco also issued preferred stock, the net proceeds of which were $99 million. During 1996, financing activities included the debt realignment executed in December to facilitate the separation of New Tenneco, Energy, and Newport News, as well as the issuance of $296 million in preferred stock by Old Tenneco which remained with Old Tenneco in the Energy merger. During 1997, Tenneco issued $48 million in common stock, related to employee benefit plans, and repurchased $132 million in common stock under its common stock repurchase plan. Tenneco also paid 1997 dividends on its common stock of $204 million. Activity in 1996 included common stock issued of $164 million, common stock repurchases of $172 million, common and preferred stock dividends of $313 million and cash of $99 million transferred to Energy and Newport News in the December 1996 corporate reorganization.

           INDEX TO FINANCIAL STATEMENTS AND SCHEDULE OF TENNECO INC.
                         AND CONSOLIDATED SUBSIDIARIES

                                                              PAGE
                                                              ----
Report of independent public accountants....................   42
Statements of income for each of the three years in the
  period ended December 31, 1998............................   43
Balance sheets -- December 31, 1998 and 1997................   44
Statements of cash flows for each of the three years in the
  period ended December 31, 1998............................   45
Statements of changes in shareowners' equity for each of the
  three years in the period ended December 31, 1998.........   46
Statements of comprehensive income for each of the three
  years in the period ended December 31, 1998...............   47
Notes to financial statements...............................   48
Schedule II -- Valuation and Qualifying Accounts............   79

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

     We have audited the accompanying balance sheets of Tenneco Inc. (a Delaware corporation) and consolidated subsidiaries (see Note 1) as of December 31, 1998 and 1997, and the related statements of income, cash flows, changes in shareowners' equity and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of Tenneco Inc.'s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tenneco Inc. and consolidated subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in the fourth quarter of 1997, Tenneco Inc. and consolidated subsidiaries changed their method of accounting for certain costs incurred in connection with information technology transformation projects.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the index to the financial statements and schedule relating to Tenneco Inc. and consolidated subsidiaries is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements of Tenneco Inc. and consolidated subsidiaries taken as a whole.



                                          ARTHUR ANDERSEN LLP


Houston, Texas
February 17, 1999
(except with respect to the
matter discussed in Note 2,
as to which the date is
June 8, 1999)

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                  1998             1997             1996
                                                              -------------    -------------    -------------
                                                               (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES
  Net sales and operating revenues --
    Automotive............................................     $     3,237      $     3,226      $     2,980
    Specialty Packaging...................................           2,785            2,553            1,987
    Other.................................................               6               11               --
                                                               -----------      -----------      -----------
                                                                     6,028            5,790            4,967
  Other income, net.......................................             (29)              42               27
                                                               -----------      -----------      -----------
                                                                     5,999            5,832            4,994
                                                               -----------      -----------      -----------
COSTS AND EXPENSES
  Cost of sales (exclusive of depreciation shown below)...           4,202            4,100            3,557
  Engineering, research, and development..................              61               68               92
  Selling, general, and administrative....................             901              690              644
  Depreciation and amortization...........................             325              273              225
                                                               -----------      -----------      -----------
                                                                     5,489            5,131            4,518
                                                               -----------      -----------      -----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY
  INTEREST................................................             510              701              476
    Interest expense (net of interest capitalized)........             202              182              162
    Income tax expense....................................              80              155              146
    Minority interest.....................................              30               24               21
                                                               -----------      -----------      -----------
INCOME FROM CONTINUING OPERATIONS.........................             198              340              147
Income from discontinued operations, net of income tax....              57               21              499
                                                               -----------      -----------      -----------
Income before extraordinary loss..........................             255              361              646
Extraordinary loss, net of income tax.....................              --               --             (236)
                                                               -----------      -----------      -----------
Income before cumulative effect of change in accounting
  principle...............................................             255              361              410
Cumulative effect of change in accounting principle, net
  of income tax...........................................              --              (46)              --
                                                               -----------      -----------      -----------
NET INCOME................................................             255              315              410
Preferred stock dividends.................................              --               --               12
                                                               -----------      -----------      -----------
NET INCOME TO COMMON STOCK................................     $       255      $       315      $       398
                                                               ===========      ===========      ===========
EARNINGS PER SHARE
Average shares of common stock outstanding --
    Basic.................................................     168,505,573      170,264,731      169,609,373
    Diluted...............................................     168,834,531      170,801,636      170,526,112
Basic earnings per share of common stock --
    Continuing operations.................................     $      1.18      $      2.00      $       .87
    Discontinued operations...............................             .34              .12             2.87
    Extraordinary loss....................................              --               --            (1.39)
    Cumulative effect of change in accounting principle...              --             (.27)              --
                                                               -----------      -----------      -----------
                                                               $      1.52      $      1.85      $      2.35
                                                               ===========      ===========      ===========
Diluted earnings per share of common stock --
    Continuing operations.................................     $      1.17      $      1.99      $       .86
    Discontinued operations...............................             .34              .12             2.86
    Extraordinary loss....................................              --               --            (1.38)
    Cumulative effect of change in accounting principle...              --             (.27)              --
                                                               -----------      -----------      -----------
                                                               $      1.51      $      1.84      $      2.34
                                                               ===========      ===========      ===========
Cash dividends per share of common stock..................     $      1.20      $      1.20      $      1.80
                                                               ===========      ===========      ===========

  The accompanying notes to financial statements are an integral part of these statements of income.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
ASSETS
Current assets:
  Cash and temporary cash investments.......................    $   36    $   41
  Receivables --
     Customer notes and accounts, net.......................       766       709
     Income taxes...........................................        18        75
     Other..................................................        64         7
  Inventories...............................................       826       782
  Deferred income taxes.....................................        46        61
  Prepayments and other.....................................       182       225
                                                                ------    ------
                                                                 1,938     1,900
                                                                ------    ------
Other assets:
  Long-term notes receivable, net...........................        45        47
  Goodwill and intangibles, net.............................     1,551     1,515
  Deferred income taxes.....................................        37        55
  Pension assets............................................       843       747
  Other.....................................................       344       281
                                                                ------    ------
                                                                 2,820     2,645
                                                                ------    ------
Plant, property, and equipment, at cost.....................     4,001     3,623
  Less -- Reserves for depreciation and amortization........     1,351     1,136
                                                                ------    ------
                                                                 2,650     2,487
                                                                ------    ------
Net assets of discontinued operations.......................       366       423
                                                                ------    ------
                                                                $7,774    $7,455
                                                                ======    ======
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt (including current maturities on long-term
     debt)..................................................    $  900    $  233
  Trade payables............................................       592       538
  Taxes accrued.............................................        45        85
  Accrued liabilities.......................................       368       344
  Other.....................................................       142       228
                                                                ------    ------
                                                                 2,047     1,428
                                                                ------    ------
Long-term debt..............................................     1,983     2,205
                                                                ------    ------
Deferred income taxes.......................................       387       435
                                                                ------    ------
Postretirement benefits.....................................       302       224
                                                                ------    ------
Deferred credits and other liabilities......................       130       211
                                                                ------    ------
Commitments and contingencies
Minority interest...........................................       421       424
                                                                ------    ------
Shareowners' equity:
  Common stock..............................................         2         2
  Premium on common stock and other capital surplus.........     2,710     2,679
  Accumulated other comprehensive income....................       (91)     (122)
  Retained earnings.........................................       142        89
                                                                ------    ------
                                                                 2,763     2,648
  Less -- Shares held as treasury stock, at cost............       259       120
                                                                ------    ------
                                                                 2,504     2,528
                                                                ------    ------
                                                                $7,774    $7,455
                                                                ======    ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                                -------------------------
                                                                1998     1997      1996
                                                                -----    -----    -------
                                                                       (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................    $ 198    $ 340    $   147
Adjustments to reconcile income from continuing operations
  to cash provided (used) by continuing operations--
    Depreciation and amortization...........................      325      273        225
    Deferred income taxes...................................        1      149         14
    (Gain) loss on sale of businesses and assets, net.......       29       21        (13)
    Changes in components of working capital--
      (Increase) decrease in receivables....................      (60)     (25)        69
      (Increase) decrease in inventories....................      (24)     (24)        17
      (Increase) decrease in prepayments and other current
       assets...............................................       24     (109)        53
      Increase (decrease) in payables.......................      (25)      65        (26)
      Increase (decrease) in taxes accrued..................      (32)     (45)        31
      Increase (decrease) in interest accrued...............       --       29          5
      Increase (decrease) in other current liabilities......       45     (114)       (74)
    Other...................................................     (154)    (148)         1
                                                                -----    -----    -------
Cash provided (used) by continuing operations...............      327      412        449
Cash provided (used) by discontinued operations.............      205      107       (196)
                                                                -----    -----    -------
Net cash provided (used) by operating activities............      532      519        253
                                                                -----    -----    -------
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................       --       10      1,174
Net proceeds from sale of businesses and assets.............       32       19         26
Expenditures for plant, property, and equipment.............     (389)    (450)      (404)
Acquisitions of businesses..................................     (104)    (314)      (748)
Expenditures for plant, property, and equipment and business
  acquisitions--discontinued operations.....................     (203)    (108)      (567)
Investments and other.......................................      (95)     (54)      (174)
                                                                -----    -----    -------
Net cash provided (used) by investing activities............     (759)    (897)      (693)
                                                                -----    -----    -------
FINANCING ACTIVITIES
Issuance of common, treasury, and SECT shares...............       50       48        164
Purchase of common stock....................................     (154)    (132)      (172)
Issuance of NPS Preferred Stock.............................       --       --        296
Issuance of equity securities by a subsidiary...............       --       99         --
Redemption of preferred stock...............................       --       --        (20)
Issuance of long-term debt..................................        4      597      2,800
Retirement of long-term debt................................      (21)     (23)    (2,288)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................      540      (31)      (221)
Cash transferred in Merger and Distributions................       --       --        (99)
Dividends (common and preferred)............................     (203)    (204)      (313)
                                                                -----    -----    -------
Net cash provided (used) by financing activities............      216      354        147
                                                                -----    -----    -------
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................        6        3          1
                                                                -----    -----    -------
Increase (decrease) in cash and temporary cash
  investments...............................................       (5)     (21)      (292)
Cash and temporary cash investments, January 1..............       41       62        354
                                                                -----    -----    -------
Cash and temporary cash investments, December 31 (Note).....    $  36    $  41    $    62
                                                                =====    =====    =======
Cash paid during the year for interest......................    $ 259    $ 206    $   489
Cash paid during the year for income taxes (net of
  refunds)..................................................    $  80    $(145)   $   685

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                                                            YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------
                                                             1998                     1997                     1996
                                                     ---------------------    ---------------------    ---------------------
                                                       SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
                                                     -----------    ------    -----------    ------    -----------    ------
                                                                         (MILLIONS EXCEPT SHARE AMOUNTS)
PREFERRED STOCK
Balance January 1................................             --    $  --              --    $  --              --    $   --
  Issuance of NPS Preferred Stock................             --       --              --       --       6,000,000       296
  Merger of energy business......................             --       --              --       --      (6,000,000)     (296)
                                                     -----------    ------    -----------    ------    -----------    ------
Balance December 31..............................             --       --              --       --              --        --
                                                     ===========    ------    ===========    ------    ===========    ------
COMMON STOCK
Balance January 1................................    172,569,889        2     171,567,658        2     191,351,615       957
  Issued pursuant to benefit plans...............      1,100,308       --       1,002,231       --          84,796        --
  Recapitalization of New Tenneco................             --       --              --       --     (19,868,753)     (955)
                                                     -----------    ------    -----------    ------    -----------    ------
Balance December 31..............................    173,670,197        2     172,569,889        2     171,567,658         2
                                                     ===========    ------    ===========    ------    ===========    ------
STOCK EMPLOYEE COMPENSATION TRUST (SECT)
Balance January 1................................                      --                       --                      (215)
  Shares issued..................................                      --                       --                       216
  Adjustment to market value.....................                      --                       --                        (1)
                                                                    ------                   ------                   ------
Balance December 31..............................                      --                       --                        --
                                                                    ------                   ------                   ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1................................                   2,679                    2,642                     3,602
  Premium on common stock issued pursuant to
    benefit plans................................                      31                       37                        28
  Adjustment of SECT to market value.............                      --                       --                         1
  Merger of energy business......................                      --                       --                      (372)
  Distribution of shipbuilding business..........                      --                       --                      (270)
  Recapitalization of New Tenneco................                      --                       --                      (348)
  Other..........................................                      --                       --                         1
                                                                    ------                   ------                   ------
Balance December 31..............................                   2,710                    2,679                     2,642
                                                                    ------                   ------                   ------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance January 1................................                    (122)                      23                        26
  Other comprehensive income.....................                      31                     (145)                       (3)
                                                                    ------                   ------                   ------
Balance December 31..............................                     (91)                    (122)                       23
                                                                    ------                   ------                   ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1................................                      89                      (21)                     (469)
  Net income.....................................                     255                      315                       410
  Dividends--
    Preferred stock..............................                      --                       --                        (9)
    Common stock.................................                    (202)                    (205)                     (312)
  Accretion of excess of redemption value of
    preferred stock over fair value at date of
    issue........................................                      --                       --                        (3)
  Recapitalization of New Tenneco................                      --                       --                       362
                                                                    ------                   ------                   ------
Balance December 31..............................                     142                       89                       (21)
                                                                    ------                   ------                   ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT
  COST
Balance January 1................................      2,928,189      120              --       --      16,422,619       753
  Shares acquired................................      4,380,382      161       3,280,755      134       5,118,904       267
  Shares issued pursuant to benefit and dividend
    reinvestment plans...........................       (550,893)     (22)       (352,566)     (14)     (1,672,770)      (79)
  Recapitalization of New Tenneco................             --       --              --       --     (19,868,753)     (941)
                                                     -----------    ------    -----------    ------    -----------    ------
Balance December 31..............................      6,757,678      259       2,928,189      120              --        --
                                                     ===========    ------    ===========    ------    ===========    ------
    Total........................................                   $2,504                   $2,528                   $2,646
                                                                    ======                   ======                   ======

  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                       STATEMENTS OF COMPREHENSIVE INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1998                            1997                            1996
                                    -----------------------------   -----------------------------   -----------------------------
                                     ACCUMULATED                     ACCUMULATED                     ACCUMULATED
                                        OTHER                           OTHER                           OTHER
                                    COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                       INCOME          INCOME          INCOME          INCOME          INCOME          INCOME
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                                                             (MILLIONS)
NET INCOME........................                  $         255                   $         315                   $         410
                                                      -----------                     -----------                     -----------
ACCUMULATED OTHER COMPREHENSIVE
  INCOME
  CUMULATIVE TRANSLATION
    ADJUSTMENT
  Balance January 1...............  $        (122)                  $          23                   $          26
    Translation of foreign
      currency statements.........             40              40            (160)           (160)             39              39
    Hedges of net investment in
      foreign subsidiaries........             --              --              23              23             (47)            (47)
    Income tax benefit
      (expense)...................             --              --              (8)             (8)             16              16
    Reclassification adjustment
      for disposition of
      investments in foreign
      subsidiaries................             --              --              --              --             (11)            (11)
                                      -----------                     -----------                     -----------
  Balance December 31.............            (82)                           (122)                             23
                                      -----------                     -----------                     -----------
  ADDITIONAL MINIMUM PENSION
    LIABILITY ADJUSTMENT
  Balance January 1...............             --                              --                              --
    Additional minimum pension
      liability adjustment........            (15)            (15)             --              --              --              --
    Income tax benefit
      (expense)...................              6               6              --              --              --              --
                                      -----------                     -----------                     -----------
  Balance December 31.............             (9)                             --                              --
                                      -----------                     -----------                     -----------
Balance December 31...............  $         (91)                  $        (122)                  $          23
                                    =============                   =============                   =============
                                                      -----------                     -----------                     -----------
Other comprehensive income........                             31                            (145)                             (3)
                                                      -----------                     -----------                     -----------
COMPREHENSIVE INCOME..............                  $         286                   $         170                   $         407
                                                    =============                   =============                   =============

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

  Consolidation and Presentation

     The financial statements of Tenneco Inc. and consolidated subsidiaries ("Tenneco") include all majority-owned subsidiaries. Investments in 20% to 50% owned companies where Tenneco has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since the date of acquisition and cumulative translation adjustments. All significant intercompany transactions have been eliminated.

     In December 1996, Tenneco Inc. was spun-off from the company formerly known as Tenneco Inc. ("Old Tenneco") in a series of transactions (the "Transaction"), which included distributions (the "Distributions") to Old Tenneco shareowners and a subsequent merger (the "Merger"). Following the Transaction, Tenneco owned the automotive parts ("Automotive"), packaging ("Specialty Packaging" and "Paperboard Packaging") and administrative services ("Tenneco Business Services") businesses of Old Tenneco. These transactions and their accounting treatment are described in more detail in Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss."

     Beginning in January 1999, Tenneco began a series of transactions that ultimately resulted in the discontinuance of its Paperboard Packaging operations in June 1999. See Note 2 for information regarding these transactions.

     For purposes of these financial statements, "Tenneco" or the "Company" refers to Old Tenneco and its subsidiaries before the Transaction and to Tenneco Inc., formerly known as New Tenneco Inc. ("New Tenneco"), and its subsidiaries subsequent to the Transaction.

  Changes in Accounting Principles

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 1999. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco expects to record an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of approximately $100 million. Tenneco will adopt this new accounting principle in the first quarter of 1999.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES and is effective for fiscal years beginning after December 15, 1998. The impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

     Tenneco adopted FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and FAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. Disclosures required by these statements for earlier periods presented have been restated on a comparative basis.

     As required by the FASB's Emerging Issues Task Force ("EITF") Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million ($.27 per common share on both the basic and diluted bases), net of a tax benefit of $28 million, in the fourth quarter of 1997. EITF 97-13 establishes the accounting treatment and an allocation methodology for certain consulting and other costs incurred in connection with information technology transformation efforts. This charge was reported as a cumulative effect of change in accounting principle.

  Inventories

     At December 31, 1998 and 1997, inventory by major classification was as follows:

                                                              1998   1997
                                                              ----   ----
                                                              (MILLIONS)
Finished goods..............................................  $467   $453
Work in process.............................................   130     93
Raw materials...............................................   136    161
Materials and supplies......................................    93     75
                                                              ----   ----
                                                              $826   $782
                                                              ====   ====

     Inventories are stated at the lower of cost or market. A portion of total inventories (44% and 37% at December 31, 1998 and 1997, respectively) is valued using the "last-in, first-out" method. All other inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by Tenneco for all inventories, inventories would have been $15 million lower and $18 million higher at December 31, 1998 and 1997, respectively.

  Customer Acquisition Costs

     Tenneco capitalizes certain costs it incurs in connection with the acquisition of new customer contracts to sell its automotive aftermarket products. These new customer acquisition costs are incurred in exchange for contracts in which the aftermarket customer agrees to purchase Tenneco's automotive aftermarket products exclusively for periods of time ranging up to three years. These costs are amortized over the initial contract period. At December 31, 1998 and 1997, the net capitalized costs related to these activities was $54 million and $47 million, respectively.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

  Goodwill and Intangibles, net

     At December 31, 1998 and 1997, goodwill and intangibles, net of amortization, by major category were as follows:

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Goodwill....................................................    $1,182    $1,159
Trademarks..................................................       178       182
Patents.....................................................       153       160
Other.......................................................        38        14
                                                                ------    ------
                                                                $1,551    $1,515
                                                                ======    ======

     Goodwill is being amortized on a straight-line basis over periods ranging from 20 years to 40 years. Such amortization amounted to $32 million, $35 million, and $19 million for 1998, 1997, and 1996, respectively, and is included in the statements of income caption "Depreciation and amortization."

     Tenneco has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years. Such amortization amounted to $21 million, $23 million, and $19 million in 1998, 1997, and 1996, respectively, and is included in the statements of income caption "Depreciation and amortization."

  Plant, Property, and Equipment, at Cost

     At December 31, 1998 and 1997, plant, property, and equipment, at cost, by major category was as follows:

                                                               1998     1997
                                                              ------   ------
                                                                (MILLIONS)
Land, buildings, and improvements...........................  $  787   $  655
Machinery and equipment.....................................   2,876    2,659
Other, including construction in progress...................     338      309
                                                              ------   ------
                                                              $4,001   $3,623
                                                              ======   ======

     Depreciation of Tenneco's properties is provided on a straight-line basis over the estimated useful lives of the assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment.

  Notes Receivable and Allowance for Doubtful Accounts

     Short and long-term notes receivable of $87 million and $58 million were outstanding at December 31, 1998 and 1997, respectively.

     At December 31, 1998 and 1997, the short and long-term allowance for doubtful accounts on accounts and notes receivable was $50 million and $30 million, respectively.

  Other Long-Term Assets

     Tenneco capitalizes certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms, which are included in the balance sheet caption "Other assets -- Other." The platform engineering costs are amortized over the life of the underlying supply agreements and

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES other start-up costs are amortized over the periods benefited, generally two years. Start-up costs capitalized, net of amortization, at December 31, 1998 and 1997, were $152 million and $99 million, respectively. Tenneco will adopt a new accounting standard in the first quarter of 1999, which will require these costs to be expensed. Refer to "Changes in Accounting Principles" discussed previously in this footnote.

     Tenneco capitalizes certain costs related to the purchase and development of software which is used in its business operations. The costs attributable to these software systems are amortized over their estimated useful lives based on various factors such as the effects of obsolescence, technology and other economic factors. Capitalized software development costs, net of amortization, were $207 million and $151 million at December 31, 1998 and 1997, respectively. As described previously in this footnote, Tenneco will adopt SOP 98-1 regarding software cost capitalization. The impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

  Environmental Liabilities

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience, and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the financial statements. For further information on this subject, refer to Note 13, "Commitments and Contingencies."

  Income Taxes

     Tenneco utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

     Tenneco does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $850 million at December 31, 1998. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

  Earnings Per Share

     According to the requirements of FAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing income available to common shareowners by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES addition, income available to common shareowners is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares.

     In 1996, Tenneco's preferred stock outstanding before the Merger was converted into El Paso Natural Gas Company ("El Paso") common stock as part of the Merger; therefore, preferred stock dividends have been deducted from income from discontinued operations in determining earnings per share. For more information regarding the Merger, see Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss."

  Allocation of Corporate Debt and Interest Expense

     Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco has been allocated to discontinued operations based upon the ratio of the discontinued operations' net assets to Tenneco's consolidated net assets plus debt. Interest expense, net of tax, has been allocated to Tenneco's discontinued operations based on the same allocation methodology. See Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss," for further discussion.

  Research and Development

     Research and development costs are expensed as incurred. Research and development expenses were $55 million, $48 million, and $55 million for 1998, 1997, and 1996, respectively, and are included in the income statement caption "Engineering, research, and development expenses."

  Realignment Charges

     In 1996, the Company recorded charges to income from continuing operations of approximately $64 million in connection with the realignment of Automotive's:
(i) Walker exhaust system original equipment and aftermarket manufacturing operations in Europe, (ii) Walker aftermarket operations in North America, and
(iii) Monroe ride control product line. All actions related to the realignment plan have been completed.

  Foreign Currency Translation

     Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the balance sheet caption "Accumulated other comprehensive income."

  Risk Management Activities

     Tenneco uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates. Tenneco's primary exposure to changes in foreign currency rates results from intercompany loans made between Tenneco affiliates to minimize the need for borrowings from third parties. Net gains or losses on these foreign currency exchange contracts that are designated as hedges are recognized in the income statement to offset the foreign currency gain or loss on the underlying transaction. Additionally, Tenneco enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Since these anticipated transactions are not firm commitments, Tenneco marks these forward contracts to market each period and records any gain or loss in the income statement. Tenneco has from time to time also entered into forward contracts to hedge its net

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES investment in foreign subsidiaries. The after-tax net gains or losses on these contracts are recognized on the accrual basis in the balance sheet caption "Accumulated other comprehensive income." In the statement of cash flows, cash receipts or payments related to these exchange contracts are classified consistent with the cash flows from the transaction being hedged.

     Tenneco does not currently enter into derivative financial instruments for speculative purposes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of Tenneco's assets, liabilities, revenues, and expenses. Reference is made to the "Income Taxes" and "Environmental Liabilities" sections of this footnote and Notes 11 and 13 for additional information on significant estimates included in Tenneco's financial statements.

  Reclassifications

     Prior years' financial statements have been reclassified where appropriate to conform to 1998 presentations.

2. DISCONTINUED OPERATIONS, DISPOSITION OF ASSETS, AND EXTRAORDINARY LOSS

   Strategic Alternatives Analysis

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, containerboard packaging, and specialty packaging businesses. As part of that strategic alternative analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Tenneco expects the sale to be completed before the spin-off of the new packaging company discussed below.

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, the new Packaging company will include Tenneco's specialty packaging segment, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Tenneco Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES with internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by the new packaging company under a new credit facility.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, a favorable determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and the corporate restructuring transactions.

  Discontinued Operations

     The Paperboard Packaging Business

     In connection with the containerboard transaction, in April 1999, Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Tenneco Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.

     As a result of the decision to sell the remaining interest in the containerboard joint venture, Tenneco's paperboard packaging business is presented as a discontinued operation in the accompanying financial statements.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     Net assets as of December 31, 1998, 1997, and 1996, and results of operations for the years then ended for the paperboard packaging business were as follows:

                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                        (MILLIONS)
Net assets at December 31...................................    $  366    $  423    $  459
                                                                ======    ======    ======
Net sales and operating revenues............................    $1,570    $1,431    $1,605
                                                                ======    ======    ======
Income before income taxes and interest allocation..........    $  131    $   63    $  152
Income tax (expense) benefit................................       (48)      (19)      (60)
                                                                ------    ------    ------
Income before interest allocation...........................        83        44        92
Allocated interest expense, net of income tax (Note)........       (26)      (23)      (21)
                                                                ------    ------    ------
Income from discontinued operations.........................    $   57    $   21    $   71
                                                                ======    ======    ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The Energy Business and Shipbuilding Business

     Tenneco Inc. was spun-off from Old Tenneco on December 11, 1996, following a series of transactions undertaken to realign the assets, liabilities, and operations of Old Tenneco such that Automotive, Specialty Packaging, Paperboard Packaging, and Tenneco Business Services were owned by New Tenneco and the shipbuilding business was owned by Newport News Shipbuilding Inc. ("Newport News"). On December 11, 1996, Old Tenneco distributed the shares of New Tenneco and Newport News to its shareowners. On December 12, 1996, Old Tenneco, which then consisted primarily of the energy business and certain previously discontinued operations of Old Tenneco, merged with a subsidiary of El Paso.

     Although the separation of Tenneco Inc. from Old Tenneco was structured as a spin-off for legal, tax, and other reasons, Tenneco Inc. kept certain important aspects of Old Tenneco, including its executive management, Board of Directors, and headquarters. Most importantly, the combined assets, revenues, and operating income of Automotive, Specialty Packaging and Paperboard Packaging represented more than half the assets, revenues, and operating income of Old Tenneco before the Distributions and Merger. Consequently, Tenneco Inc.'s financial statements for periods before the Distributions and Merger present the net assets and results of operations of Old Tenneco's shipbuilding and energy businesses, as well as its farm and construction equipment business which was disposed of before the Distributions and Merger, as discontinued operations.

     In connection with the Distributions, one share of New Tenneco common stock ($.01 par value) was issued for each share of Old Tenneco common stock ($5.00 par value) and one share of Newport News common stock was issued for each five shares of Old Tenneco common stock. Also, in connection with the Merger, Old Tenneco shareowners received shares of El Paso common stock valued at approximately $914 million in the aggregate in exchange for their shares of Old Tenneco common and preferred stock. The treasury shares held by Old Tenneco did not participate in the Merger and Distributions and were retained by Old Tenneco in the Merger. Subsequent to the Transaction, the common equity of Tenneco Inc. relates solely to the shares of New Tenneco common stock issued in the Distributions. In connection with the Transaction, the retained earnings (accumulated deficit) of Old Tenneco was eliminated. Retained earnings (accumulated deficit) shown on the balance sheets represents net earnings (losses) accumulated after the date of the Transaction. The effects of the issuance of New Tenneco common stock in the Distributions, the retention of treasury shares by Old Tenneco, and the elimination of Old Tenneco's retained earnings (accumulated deficit) have been reflected in the statements of changes in shareowners' equity as "Recapitalization of New Tenneco."

     Results of operations for the year ended December 31, 1996, for the energy business were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................    $2,512
                                                                ======
Income before income taxes and interest allocation..........    $  291
Income tax expense..........................................       (78)
                                                                ------
Income before interest allocation...........................       213
Allocated interest expense, net of income tax (Note)........       (86)
                                                                ------
Income from discontinued operations before transaction
  costs.....................................................    $  127
                                                                ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     On December 11, 1996, one day before the Merger, Old Tenneco completed the distribution of the common stock of Newport News to the holders of Old Tenneco common stock. As part of the Distributions,

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

Newport News retained the net assets of the shipbuilding business, including approximately $600 million of debt that had been issued during November 1996.

     Results of operations for the year ended December 31, 1996, for the shipbuilding business were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................    $1,822
                                                                ======
Income before income taxes and interest allocation..........    $  133
Income tax expense..........................................       (43)
                                                                ------
Income before interest allocation...........................        90
Allocated interest expense, net of income tax (Note)........       (20)
                                                                ------
Income from discontinued operations before transaction
  costs.....................................................    $   70
                                                                ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The costs incurred to complete the Transaction, consisting primarily of financial advisory, legal, accounting, printing, and other costs, of approximately $108 million, net of a $17 million income tax benefit, were recorded as a component of 1996 income from discontinued operations.

    Farm and Construction Equipment Operations

     In June 1994, Tenneco completed an initial public offering ("IPO") of approximately 29% of the common stock of Case Corporation ("Case"), the holder of Tenneco's farm and construction equipment segment. In November 1994, a secondary offering of Case common stock reduced Tenneco's ownership interest in Case to approximately 44%. Combined proceeds from the two transactions was $694 million, net of commissions and offering expenses. The combined gain on the transactions was $36 million, including a $7 million tax benefit. In an August 1995 public offering, Tenneco sold an additional 16.1 million shares of Case common stock for net proceeds of approximately $540 million. The sale resulted in a gain of $101 million and reduced Tenneco's ownership in Case from 44% to 21%. In December 1995, Tenneco sold to a third party a subordinated note receivable due from Case, which was received as part of the reorganization preceding the Case IPO, for net proceeds of $298 million and recognized a gain of $32 million. In March 1996, Tenneco sold its remaining 15.2 million shares of common stock of Case in a public offering. Net proceeds of approximately $788 million were received, resulting in a gain of $340 million, net of $83 million in income tax expense.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     Results of operations for the year ended December 31, 1996, for the farm and construction equipment segment were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................     $ --
                                                                 ====
Income before income taxes and interest allocation..........     $  1
Income tax benefit..........................................       --
                                                                 ----
Income before interest allocation...........................        1
Allocated interest expense, net of income tax (Note)........       (2)
                                                                 ----
Loss from operations........................................       (1)
                                                                 ----
Gain on disposition.........................................      423
Income tax expense from disposition.........................      (83)
                                                                 ----
Net gain on disposition.....................................      340
                                                                 ----
Income from discontinued operations.........................     $339
                                                                 ====

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     Gains and losses on the sale of businesses and assets have been included in the caption "Other income, net" in the accompanying statements of income.

  Extraordinary Loss

     In preparation for the Transaction, Old Tenneco realigned $3.8 billion of indebtedness (the "Debt Realignment") through various cash tender offers, debt exchanges, defeasances, and other retirements. The cash funding required to consummate the Debt Realignment was financed through internally generated cash, borrowings under new credit facilities of both Old Tenneco and New Tenneco, borrowings under a new credit facility and other financings at Newport News, and proceeds from the issuance of 8 1/4% cumulative junior preferred stock ("NPS Preferred Stock"), which was retained by Old Tenneco in the Merger. As a result of the Merger, El Paso indirectly acquired approximately $2.8 billion of debt and preferred stock obligations as well as certain liabilities related to operations previously discontinued by Old Tenneco.

     As a result of the Debt Realignment, Tenneco recognized an extraordinary loss of approximately $236 million, net of a tax benefit of approximately $126 million. This extraordinary loss consists principally of the fair value paid in the cash tender offers and the fair value of debt exchanged in the debt exchange offers in excess of the historical net carrying value for the debt tendered and exchanged.

3. RESTRUCTURING AND OTHER CHARGES

     On July 21, 1998, Tenneco announced its intention to initiate a restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan to accomplish the overhead reduction goals as well as to consolidate the manufacturing and distribution operations of Automotive's North American aftermarket business and certain manufacturing operations in the Specialty Packaging business. Tenneco recorded a pre-tax charge to income from continuing operations of $86 million, $55 million after-tax or $.33 per share, in the fourth quarter of 1998 related to this restructuring plan. Of the pre-tax charge, for operational restructuring plans, $36 million is related to the Automotive aftermarket restructuring and $10 million is related to the Specialty Packaging restructuring. A staff and related cost reduction plan, which covers staff reductions at both the operating units and at corporate, is expected to cost $40 million. The charge was recognized in the results of operations for each segment where the costs will be incurred. Including the

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES charges for the staff and related cost reductions, Automotive recorded a charge of $53 million, Specialty Packaging a charge of $18 million, and Tenneco's corporate operations a charge of $15 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers and the elimination of 302 positions at those locations. The Specialty Packaging restructuring plan involves the elimination of production lines at two plants resulting in the elimination of 104 positions. Additionally, Specialty Packaging will exit four joint ventures. The staff and related cost reduction plan involves the elimination of 638 administrative positions in Tenneco's two business units and its corporate operations.

     The fixed assets for the production lines to be eliminated, as well as the joint venture investments, were written down to their estimated fair value. No significant cash proceeds are expected to be received from the ultimate disposal of these assets.

     As of December 31, 1998, approximately 500 employees had been terminated.

     Amounts related to the restructuring plan are shown in the following table:

                                                                 FOURTH
                                                   1998         QUARTER     CHARGED      BALANCE AT
                                               RESTRUCTURING      1998      TO ASSET    DECEMBER 31,
                                                  CHARGE        PAYMENTS    ACCOUNTS        1998
                                               -------------    --------    --------    ------------
                                                                    (MILLIONS)
Severance..................................        $ 40           $10         $--           $30
Asset impairments..........................          44            --          44            --
Facility exit costs........................           2            --          --             2
                                                   ----           ---         ---           ---
                                                   $ 86           $10         $44           $32
                                                   ====           ===         ===           ===

     Tenneco expects the balance of the restructuring liability will be expended during 1999 and that the restructuring actions will be complete by the fourth quarter of 1999.

4. ACQUISITIONS

     In 1998, Tenneco made three acquisitions in the Specialty Packaging business and one in the Automotive business for approximately $101 million and $3 million, respectively.

     In March 1997, Tenneco entered into an agreement to acquire the protective and flexible packaging division of N.V. Koninklijke KNP BT ("KNP"), a Dutch distribution, paper, and packaging firm, for approximately $380 million including debt assumed and preferred stock of a subsidiary issued to a seller. Upon completion of the KNP acquisition in late April 1997, KNP became a part of Specialty Packaging. Also during 1997, Tenneco completed acquisitions or investments in other businesses and joint ventures, principally in the automotive parts industry, for total consideration of approximately $38 million.

     In June 1996, Tenneco entered into agreements to acquire Clevite for $328 million and Amoco Foam Products for $310 million. Clevite makes suspension bushings and other elastomeric parts for cars and trucks. Upon completion of the Clevite acquisition in July 1996, Clevite's operations became part of Automotive. Amoco Foam Products manufactures expanded polystyrene tableware, hinged-lid food containers, packaging trays, and industrial products for residential and commercial construction applications. Tenneco closed the acquisition of Amoco Foam Products in August 1996, and Amoco Foam Products became part of Specialty Packaging. Also during 1996, Tenneco completed the acquisitions of or investments in various other businesses and joint ventures, principally in the automotive parts industry, for total consideration of approximately $110 million.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     All of the acquisitions discussed above have been accounted for as purchases; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on their fair values. The excess of the purchase price over the fair value of the net assets acquired is included in the balance sheet caption "Goodwill and intangibles, net."

5. LONG-TERM DEBT, SHORT-TERM DEBT, AND FINANCING ARRANGEMENTS

  Long-Term Debt

     A summary of long-term debt obligations of Tenneco at December 31, 1998 and 1997, is set forth in the following table:

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Tenneco Inc. --
  Debentures due 2008 through 2027, average effective
     interest rate 7.5% in 1998 and in 1997 (net of $64
     million in 1998 and $68 million in 1997 of unamortized
     premium)...............................................    $1,213    $1,217
  Notes due 1999 through 2007, average effective interest
     rate 6.7% in 1998 and in 1997 (net of $33 million in
     1998 and $47 million in 1997 of unamortized premium)...     1,344     1,358
Other subsidiaries --
  Notes due 1999 through 2016, average effective interest
     rate 10.7% in 1998 and 11.2% in 1997 (net of $22
     million in 1998 and $24 million in 1997 of unamortized
     discount)..............................................        53        64
                                                                ------    ------
                                                                 2,610     2,639
Less -- current maturities..................................       250         6
                                                                ------    ------
Total long-term debt........................................     2,360     2,633
Less -- long-term corporate debt allocated to net assets of
  discontinued operations...................................       377       428
                                                                ------    ------
Total long-term debt, net of allocation to net assets of
  discontinued operations...................................    $1,983    $2,205
                                                                ======    ======

     The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1998, are $250 million, $10 million, $187 million, $498 million, and $7 million for 1999, 2000, 2001, 2002, and 2003, respectively.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

  Short-Term Debt

     Tenneco uses commercial paper, lines of credit, and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt as of and for the years ended December 31, 1998 and 1997, are as follows:

                                                              1998                         1997
                                                    -------------------------    -------------------------
                                                    COMMERCIAL      CREDIT       COMMERCIAL      CREDIT
                                                      PAPER       AGREEMENTS*      PAPER       AGREEMENTS*
                                                    ----------    -----------    ----------    -----------
                                                                    (DOLLARS IN MILLIONS)
Outstanding borrowings at end of year...........       $576          $245           $203          $ 69
Weighted average interest rate on outstanding
  borrowings at end of year.....................        5.8%          6.3%           5.9%          6.7%
Approximate maximum month-end outstanding
  borrowings during year........................       $576          $245           $613          $123
Approximate average month-end outstanding
  borrowings during year........................       $447          $157           $372          $ 52
Weighted average interest rate on approximate
  average month-end outstanding borrowings
  during year...................................        5.8%          6.9%           5.7%          8.4%

-------------------------
* Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  Short-Term Corporate Debt Allocation

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Current maturities on long-term debt........................    $  250    $    6
Commercial paper............................................       576       203
Credit agreements...........................................       245        69
                                                                ------    ------
Total short-term debt.......................................     1,071       278
Less -- short-term corporate debt allocated to net assets of
  discontinued operations...................................       171        45
                                                                ------    ------
Total short-term debt, net of allocation to discontinued
  operations................................................    $  900    $  233
                                                                ======    ======

  Financing Arrangements

                                                                  COMMITTED CREDIT FACILITIES(A)
                                                         -------------------------------------------------
                                                          TERM      COMMITMENTS    UTILIZED      AVAILABLE
                                                         -------    -----------    --------      ---------
                                                                            (MILLIONS)
Tenneco Inc. credit agreements.......................       2001      $1,750         $576(b)      $1,174
Subsidiaries' credit agreements......................    Various         131          123              8
                                                                      ------         ----         ------
                                                                      $1,881         $699         $1,182
                                                                      ======         ====         ======

-------------------------
Notes: (a) Tenneco and its subsidiaries generally are required to pay commitment fees on the unused portion of the total commitment and facility fees on the total commitment.
       (b) Tenneco's committed long-term credit facilities support its commercial paper borrowings; consequently, the amount available under the committed long-term credit facilities is reduced by outstanding commercial paper borrowings.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     At December 31, 1998, Tenneco's principal credit facility, which expires in 2001, was a $1.75 billion committed financing arrangement with a syndicate of banks and other financial institutions. Committed borrowings under this credit facility bear interest at an annual rate equal to, at the borrower's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) a rate of LIBOR plus a margin determined based on the credit rating of Tenneco's long-term debt; or (iii) a rate based on money market rates pursuant to competitive bids by the syndicate banks.

     The credit facility requires that the Company's consolidated ratio of debt to total capitalization, as defined in the credit facility, not exceed 70%. Compliance with this requirement is a condition for any incremental borrowings under the credit facility and failure to meet the requirement enables the syndicate banks to require repayment of any outstanding loans after a 30-day cure period. At December 31, 1998, Tenneco's ratio of debt to total capitalization as defined in the credit facility was 57.9%. In addition, the credit facility imposes certain other restrictions, none of which are expected to limit the Company's ability to operate its business in the ordinary course.

6. FINANCIAL INSTRUMENTS

     The carrying and estimated fair values of Tenneco's financial instruments by class at December 31, 1998 and 1997, were as follows:

                                                                   1998                   1997
                                                            -------------------    -------------------
                                                            CARRYING     FAIR      CARRYING     FAIR
                                                             AMOUNT      VALUE      AMOUNT      VALUE
                                                            --------    -------    --------    -------
                                                                            (MILLIONS)
                                                                       ASSETS (LIABILITIES)
Long-term debt (including current maturities) (Note)....    $(2,610)    $(2,606)   $(2,639)    $(2,606)
Instruments With Off-Balance-Sheet Risk
  Foreign currency contracts............................          1           1          2           2
  Financial guarantees..................................         --         (13)        --         (15)

-------------------------
Note: The carrying amounts and estimated fair value of long-term debt are before allocation of corporate debt to discontinued operations. Reference is made to Note 1 for information concerning corporate debt allocated to discontinued operations.

  Asset and Liability Instruments

     The fair value of cash and temporary cash investments, short and long-term receivables, accounts payable, and short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount. At both December 31, 1998 and 1997, Tenneco's aggregate customer and long-term receivable balance was concentrated by segment as follows: Automotive 59% and Specialty Packaging 41%.

     Long-term debt -- The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates.

  Instruments With Off-Balance-Sheet Risk

     Foreign Currency Contracts -- Note 1, "Summary of Accounting Policies -- Risk Management Activities" describes Tenneco's use of and accounting for foreign currency exchange contracts. The following

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES table summarizes by major currency the contractual amounts of foreign currency contracts utilized by Tenneco:

                                                                          NOTIONAL AMOUNT
                                                                ------------------------------------
                                                                  DECEMBER 31,        DECEMBER 31,
                                                                      1998                1997
                                                                ----------------    ----------------
                                                                PURCHASE    SELL    PURCHASE    SELL
                                                                --------    ----    --------    ----
                                                                             (MILLIONS)
Foreign currency contracts (in US$):
  Belgian Francs............................................      $ 17      $ 19      $ 24      $  6
  British Pounds............................................       163       252       156       257
  Canadian Dollars..........................................        73       115        58        16
  French Francs.............................................        89        17        52         1
  German Marks..............................................         2        33         4       121
  Spanish Pesetas...........................................        32         2        12         1
  U.S. Dollars..............................................       105        33        92        --
  Other.....................................................        40        49        61        55
                                                                  ----      ----      ----      ----
                                                                  $521      $520      $459      $457
                                                                  ====      ====      ====      ====

     Based on exchange rates at December 31, 1998 and 1997, the cost of replacing these contracts in the event of non-performance by the counterparties would not have been material.

     Guarantees -- Tenneco had guaranteed payment and performance of approximately $13 million and $15 million at December 31, 1998 and 1997, respectively, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

7. INCOME TAXES

     The domestic and foreign components of income from continuing operations before income taxes are as follows:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
U.S. income before income taxes.............................    $ 43    $230    $129
Foreign income before income taxes..........................     265     289     185
                                                                ----    ----    ----
Income before income taxes..................................    $308    $519    $314
                                                                ====    ====    ====

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     Following is a comparative analysis of the components of income tax expense applicable to continuing operations:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
Current --
  U.S. .....................................................    $ 61    $(62)   $ 59
  State and local...........................................     (23)      9      17
  Foreign...................................................      41      59      56
                                                                ----    ----    ----
                                                                  79       6     132
                                                                ----    ----    ----
Deferred --
  U.S. .....................................................     (49)    114       7
  Foreign, state and other..................................      50      35       7
                                                                ----    ----    ----
                                                                   1     149      14
                                                                ----    ----    ----
Income tax expense..........................................    $ 80    $155    $146
                                                                ====    ====    ====

     Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the statements of income:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
Tax expense computed at the statutory U.S. federal income
  tax rate..................................................    $108    $182    $110
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
     with no tax benefit....................................     (11)    (33)      7
  State and local taxes on income, net of U.S. federal
     income tax benefit.....................................      (6)     24       9
  Recognition of previously unbenefited loss
     carryforwards..........................................      (5)    (11)     --
  Amortization of nondeductible goodwill....................       8       6       7
  Other.....................................................     (14)    (13)     13
                                                                ----    ----    ----
Income tax expense..........................................    $ 80    $155    $146
                                                                ====    ====    ====

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The components of Tenneco's net deferred tax liability were as follows:

                                                                DECEMBER 31,
                                                                ------------
                                                                1998    1997
                                                                ----    ----
                                                                 (MILLIONS)
Deferred tax assets --
  Tax loss carryforwards:
     U.S. ..................................................    $199    $101
     State..................................................      14      --
     Foreign................................................      71      81
  Postretirement benefits other than pensions...............      45      49
  Other.....................................................      52      31
  Valuation allowance.......................................     (38)    (29)
                                                                ----    ----
       Net deferred tax asset...............................     343     233
                                                                ----    ----
Deferred tax liabilities --
  Tax over book depreciation................................     208     152
  Pensions..................................................     240     229
  Other.....................................................     199     171
                                                                ----    ----
       Total deferred tax liability.........................     647     552
                                                                ----    ----
  Net deferred tax liability................................    $304    $319
                                                                ====    ====

     As reflected by the valuation allowance in the table above, Tenneco had potential tax benefits of $38 million and $29 million at December 31, 1998 and 1997, respectively, which were not recognized in the statements of income when generated. These unrecognized tax benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities.

     Of the $568 million of U.S. tax loss carryforwards which exist at December 31, 1998, $354 million expire in 2012 and $214 million expire in 2018. The $192 million of state tax loss carryforwards which exist at December 31, 1998, will expire in varying amounts over the period from 2000 to 2012. Of the $185 million of foreign tax loss carryforwards which exist at December 31, 1998, $136 million do not expire and the remainder expires in varying amounts over the period from 1999 to 2008.

     In connection with the corporate reorganization transactions discussed in
Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss," Tenneco entered into a tax sharing agreement with Newport News, Old Tenneco, and El Paso. The tax sharing agreement provides, among other things, for the allocation among the parties of tax liabilities arising before, as a result of, and after the Distributions. For periods after the Distributions, Tenneco will be liable for taxes imposed on its businesses, Old Tenneco will be liable for taxes imposed on the energy business, and Newport News will be liable for taxes imposed on the shipbuilding business. In the case of federal income taxes imposed on the activities of the Old Tenneco consolidated group before the Distributions, Tenneco and Newport News are generally liable to Old Tenneco for federal income taxes attributable to their respective businesses, and those entities have been allocated an agreed-upon share of estimated tax payments made by Old Tenneco.

8. COMMON STOCK

     Tenneco Inc. has authorized 350 million shares ($.01 par value) of common stock, of which 173,670,197 shares and 172,569,889 shares were issued at December 31, 1998 and 1997, respectively. Tenneco Inc. held 6,757,678 shares and 2,928,189 shares of treasury stock at December 31, 1998 and 1997, respectively.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

  Stock Repurchase Plans

     During 1997, Tenneco initiated a common stock repurchase program to acquire up to 8.5 million shares. Approximately 7.5 million shares have been acquired under this program at a total cost of approximately $289 million. All purchases executed through this program were in the open market or negotiated purchases.

  Reserved

     The total number of shares of Tenneco Inc. common stock reserved at December 31, 1998 and 1997, were as follows:

                                                              DECEMBER 31,
                                                         -----------------------
                 ORIGINAL ISSUE SHARES                      1998         1997
                 ---------------------                   ----------   ----------
Thrift Plan............................................      74,576      167,223
Restricted Stock Plans.................................          --       33,796
Stock Ownership Plan...................................  16,199,114   16,556,126
Employee Stock Purchase Plan...........................   1,642,037    2,255,232
                                                         ----------   ----------
                                                         17,915,727   19,012,377
                                                         ==========   ==========
                    TREASURY STOCK
-------------------------------------------------------
Thrift Plan............................................     201,541       42,434
                                                         ==========   ==========

  Stock Plans

     Tenneco Inc. Stock Ownership Plan -- In December 1996, Tenneco adopted the 1996 Stock Ownership Plan, which permits the granting of a variety of awards, including common stock, restricted stock, performance shares, stock appreciation rights ("SARs"), and stock options to directors, officers, and employees of Tenneco. Tenneco can issue up to 17,000,000 shares of common stock under the 1996 Stock Ownership Plan, which will terminate December 31, 2001. All Old Tenneco stock options granted to New Tenneco employees before the Distributions were, in connection with the Distributions, cancelled and replaced with options to purchase New Tenneco common stock according to the provisions of the 1996 Stock Ownership Plan. The options were replaced with the appropriate number of New Tenneco options so that the aggregate option value immediately after the Distributions equaled the aggregate value immediately before the Distributions. The 1994 Stock Ownership Plan was terminated effective as of December 11, 1996.

     Restricted Stock and Performance Shares -- Tenneco has granted restricted stock and restricted units under the 1996 Stock Ownership Plan to certain key employees. These awards generally require, among other things, that the employee remain an employee of Tenneco during the restriction period. Tenneco has also granted performance shares to certain key employees which will vest based upon the attainment of specified performance goals within four years from the date of grant. During 1998, 1997, and 1996, Tenneco granted 640,810, 494,350, and
465,075 shares and units, respectively, with a weighted average fair value based on the price of Tenneco's stock on the grant date of $38.03, $43.08, and $48.54 per share, respectively. Any restricted stock and performance shares awarded after the Distributions are issued under the 1996 Stock Ownership Plan. At December 31, 1998, 351,220 restricted shares at an average price of $37.76 per share, 562,145 performance shares at an average price of $41.35 per share, and 31,000 restricted units at an average price of $37.72 per unit were outstanding under this plan.

     Under another arrangement, restricted stock or restricted units are issued annually to each member of the Board of Directors who is not also an officer of Tenneco. From January 1, 1996, through October 31, 1996, 3,300 restricted shares were issued with a weighted average fair value based on the price of Tenneco's stock on the grant date of $48.25 per share. On November 1, 1996, all outstanding restricted shares were vested. In

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

December 1996, Tenneco adopted a new restricted stock and unit plan for each member of the Board of Directors who is not also an officer of Tenneco. During 1998, 1997, and 1996, 1,700, 5,040, and 23,464 restricted shares and units, respectively, were issued under the new plan at a weighted average fair value of Tenneco Inc.'s stock on the grant date of $37.31, $45.19, and $45.31 per share, respectively. At December 31, 1998, 27,696 restricted shares at an average price of $44.80 per share and 300 restricted units at an average price of $45.19 per unit were outstanding under the new plan.

     In conjunction with the Transaction, all outstanding restricted shares and performance shares as of November 1, 1996, were vested and Tenneco recognized an after-tax compensation expense of $18 million, of which approximately $7 million related to restricted stock and performance shares awarded to employees of the energy business and shipbuilding business.

     Employee Stock Purchase Plan -- In June 1992, Tenneco initiated an Employee Stock Purchase Plan (the "1992 ESPP"). The 1992 ESPP was terminated as of the date of the Distributions. Effective April 1, 1997, Tenneco adopted a new ESPP with provisions similar to the 1992 ESPP. The ESPP allows U.S. and Canadian Tenneco employees to purchase Tenneco Inc. common stock at a 15% discount. Each year employees participating in the ESPP may purchase shares with a discounted value not to exceed $21,250. Under the respective ESPPs, Tenneco sold 613,195, 244,768, and 657,936 shares to employees in 1998, 1997, and 1996, respectively. The weighted average fair value of the employee purchase right, which was estimated using the Black-Scholes option pricing model and the assumptions described below except that the average life of each purchase right was assumed to be 90 days, was $6.31, $11.16, and $10.84 in 1998, 1997, and 1996, respectively.

     Stock Options -- The following table reflects the status and activity for all stock options issued by Tenneco Inc., including those outside the option plans discussed above, for the periods indicated:

                                            1998                    1997                    1996
                                    ---------------------   ---------------------   ---------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                      SHARES       AVG.       SHARES       AVG.       SHARES       AVG.
                                      UNDER      EXERCISE     UNDER      EXERCISE     UNDER      EXERCISE
          STOCK OPTIONS               OPTION      PRICES      OPTION      PRICES      OPTION      PRICES
          -------------             ----------   --------   ----------   --------   ----------   --------
Outstanding, beginning of year....  11,924,072    $43.42    10,877,758    $43.41     3,019,116    $46.99
  Granted -- Options..............   1,745,480     37.30     2,928,669     42.91     8,178,600     46.17
  Exercised -- Options............    (122,609)    38.58      (312,979)    39.64      (817,212)    45.29
             -- SARs..............          --        --            --        --       (25,741)    36.23
  Issuance of New Tenneco
     options......................          --        --            --        --     5,015,258     41.19
  Cancelled.......................  (1,123,639)    43.53    (1,569,376)    43.19    (4,492,263)    46.01
                                    ----------              ----------              ----------
Outstanding, end of year..........  12,423,304    $42.58    11,924,072    $43.42    10,877,758    $43.41
                                    ==========              ==========              ==========
Options exercisable at end of
  year............................   7,522,654    $42.84     2,703,948    $40.84     1,809,596    $41.67
Weighted average fair value of
  options granted during the
  year............................  $    10.82              $    12.62              $    11.37

     The fair value of each option granted during 1998, 1997, and 1996 is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for grants in 1998, 1997, and 1996, respectively: (i) risk-free interest rates of 5.7%, 6.6%, and 5.9%; (ii) expected lives of 9.9, 7.5, and 5.0 years; (iii) expected volatility 25.6%, 25.6%, and 25.1%; and (iv) dividend yield of 3.2%, 2.8%, and 3.4%.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The following table reflects summarized information about stock options outstanding at December 31, 1998:

                                                    OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                           --------------------------------------   ----------------------
                                                         WEIGHTED AVG.   WEIGHTED                 WEIGHTED
                                             NUMBER        REMAINING       AVG.       NUMBER        AVG.
                                           OUTSTANDING    CONTRACTUAL    EXERCISE   EXERCISABLE   EXERCISE
         RANGE OF EXERCISE PRICE           AT 12/31/98       LIFE         PRICE     AT 12/31/98    PRICE
         -----------------------           -----------   -------------   --------   -----------   --------
$31 to $38...............................   2,525,490    13.8 years       $36.40     1,323,014     $35.82
$38 to $44...............................   2,771,004    11.7              40.91     1,638,084      41.10
$44 to $51...............................   7,126,810    11.9              45.42     4,561,556      45.51
                                           ----------                                ---------
                                           12,423,304                                7,522,654
                                           ==========                                =========

     Tenneco applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for its stock-based compensation plans. Tenneco recognized after-tax stock-based compensation expense in 1998 of $3 million, in 1997 of $5 million, and in 1996 of $27 million, of which $9 million related to restricted stock and performance shares awarded to employees of the energy business and the shipbuilding business. Had compensation costs for Tenneco's stock-based compensation plans been determined in accordance with FAS No. 123, "Accounting for Stock-Based Compensation," based on the fair value at the grant dates for the awards under those plans, Tenneco's pro forma net income to common stock and earnings per share of common stock for the years ended December 31, 1998, 1997, and 1996, would have been lower by $33 million or $.19 per both basic and diluted common share, $34 million or $.20 per both basic and diluted common share, and $14 million or $.08 per both basic and diluted common share, respectively. The increase in compensation expense for 1997 versus 1996 was primarily the result of stock options issued subsequent to the Transaction.

  Stock Employee Compensation Trust (SECT)

     In November 1992, Tenneco established the SECT to fund a portion of its obligations arising from its various employee compensation and benefit plans. Tenneco issued 12 million shares of treasury stock to the SECT in exchange for a promissory note of $432 million that accrued interest at the rate of 7.8% per annum. At December 31, 1996, all shares had been utilized.

  Grantor Trust

     In August 1998, Tenneco established a grantor trust and issued 1.9 million shares of common stock to the trust. This grantor trust is a so-called "rabbi trust" designed to assure the payment of deferred compensation and supplemental pension benefits. The trust is consolidated in Tenneco's financial statements and the shares are reflected in the financial statements as treasury stock. Consequently, the shares of common stock issued to the trust are not considered to be outstanding in the computation of earnings per share.

  Qualified Offer Rights Plan

     On September 9, 1998, Tenneco adopted a Qualified Offer Rights Plan and established an independent Board committee to review it every three years. The Qualified Offer Rights Plan was adopted to deter coercive takeover tactics and to prevent a potential acquiror from gaining control of Tenneco in a transaction which is not in the best interests of Tenneco shareholders. Generally, under the Qualified Offer Rights Plan, if a person becomes the beneficial owner of 20 percent or more of Tenneco's outstanding common stock, other than pursuant to a "qualified offer", each right will entitle its holder to purchase, at the right's exercise price, a number of shares of common stock of Tenneco or, under certain circumstances, of the acquiring person having

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES a market value of twice the right's exercise price. Rights held by the 20 percent or more holder will become void and will not be exercisable.

     The rights will not become exercisable in connection with a "qualified offer," which is an all-cash tender offer for all outstanding common stock that is fully financed, remains open for a period of at least 60 business days, results in the offeror owning at least 85% of the common stock after consummation of the offer, assures a prompt second-step acquisition of shares not purchased in the initial offer, at the same price as the initial offer, and meets certain other requirements.

     In connection with the adoption of the Qualified Offer Rights Plan, the Board of Directors also adopted a three-year independent director evaluation ("TIDE") mechanism. Under the TIDE mechanism, an independent Board committee will review, on an ongoing basis, the Qualified Offer Rights Plan and developments in rights plans generally, and, if it deems appropriate, recommend modification or termination of the Qualified Offer Rights Plan. The independent committee will report to Tenneco's Board at least every three years as to whether the Qualified Offer Rights Plan continues to be in the best interests of Tenneco's shareholders.

  Dividend Reinvestment and Stock Purchase Plan

     Under the Tenneco Inc. Dividend Reinvestment and Stock Purchase Plan, holders of Tenneco Inc. common stock may apply their cash dividends and optional cash investments to the purchase of additional shares of Tenneco Inc. common stock.

  Earnings Per Share

     Earnings per share of common stock outstanding were computed as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                              1998             1997             1996
                                                          -------------    -------------    -------------
                                                           (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
Basic Earnings Per Share --
  Income from continuing operations(a)................     $       198      $       340      $       147
                                                           ===========      ===========      ===========
  Average shares of common stock outstanding(b).......     168,505,573      170,264,731      169,609,373
                                                           ===========      ===========      ===========
  Earnings from continuing operations per average
     share of common stock............................     $      1.18      $      2.00      $       .87
                                                           ===========      ===========      ===========
Diluted Earnings Per Share --
  Income from continuing operations(a)................     $       198      $       340      $       147
                                                           ===========      ===========      ===========
  Average shares of common stock outstanding(b).......     168,505,573      170,264,731      169,609,373
  Effect of dilutive securities:
       Restricted stock...............................          52,930               --          516,336
       Stock options..................................          88,236          452,867          400,403
       Performance shares.............................         187,792           84,038               --
                                                           -----------      -----------      -----------
  Average shares of common stock outstanding including
     dilutive securities..............................     168,834,531      170,801,636      170,526,112
                                                           ===========      ===========      ===========
  Earnings from continuing operations per average
     share of common stock............................     $      1.17      $      1.99      $       .86
                                                           ===========      ===========      ===========

-------------------------
Notes: (a) All preferred stock outstanding before the Merger was acquired by El
           Paso. Therefore, preferred stock dividends were included in the computation of earnings per share from discontinued operations for 1996. There was no preferred stock outstanding in 1998 or 1997.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

       (b) In 1992, 12 million shares of common stock were issued to the SECT. Shares of common stock issued to a related trust are not considered to be outstanding in the computation of average shares until the shares are used to fund the obligations of the trust. During the year ended December 31, 1996, the SECT used 4,358,084 shares. At December 31, 1996, all shares were used. Stock repurchase plans also affect common stock outstanding. Refer to "Stock Employee Compensation Trust
           (SECT)" and "Stock Repurchase Plans" discussed previously in this footnote.

9. PREFERRED STOCK

     Tenneco had 50 million shares of preferred stock ($.01 par value) authorized at December 31, 1998 and 1997. No shares of preferred stock were outstanding at the respective dates. Tenneco has designated and reserved 2.0 million shares of the preferred stock as junior preferred stock for the Qualified Offer Rights Plan.

     As part of the Merger, Tenneco's $7.40 and $4.50 preferred stock (the "Preferred Stock") was acquired by El Paso in exchange for El Paso common stock. Consequently, Preferred Stock dividends have been subtracted from discontinued operations to compute basic and diluted earnings per share. Before the Merger, Tenneco made periodic accretions of the excess of the redemption value over the fair value of the Preferred Stock at the date of issue. Such accretions have been included in the statements of income caption, "Preferred stock dividends" as a reduction of net income to arrive at net income to common stock.

     In connection with the Transaction and as part of the Debt Realignment, Old Tenneco issued the NPS Preferred Stock in November 1996 for proceeds of approximately $296 million. The proceeds from the issuance were used to fund a portion of the cash tender offers made in connection with the Debt Realignment and other cash requirements preceding the Merger. As a result of the Merger, the obligations relating to the NPS Preferred Stock remained with Old Tenneco.

  Changes in Preferred Stock with Mandatory Redemption Provisions

                                                                         1996
                                                                -----------------------
                                                                  SHARES         AMOUNT
                                                                ----------       ------
                                                                (MILLIONS EXCEPT SHARE
                                                                       AMOUNTS)
Balance January 1...........................................     1,390,993       $ 130
  Shares redeemed...........................................      (195,751)        (20)
  Merger of energy business.................................    (1,195,242)       (113)
  Accretion of excess of redemption value over fair value at
     date of issue..........................................            --           3
                                                                ----------       -----
Balance December 31.........................................            --       $  --
                                                                ==========       =====

10. MINORITY INTEREST

     At December 31, 1998 and 1997, Tenneco reported minority interest in the balance sheet of $421 million and $424 million, respectively. At December 31, 1998, $394 million of minority interest resulted from the December 1994 and December 1997 sales of preferred stock ($300 million and $100 million, respectively) of Tenneco International Holding Corp. ("TIHC") to a financial investor. Subsequent to each sale, the investor had approximately a 25% interest in TIHC, consisting of 100% of the issued and outstanding variable rate voting preferred stock of TIHC. Tenneco and certain of its subsidiaries hold 100% of the issued and outstanding $8.00 junior preferred stock and common stock of TIHC. TIHC holds certain assets including the capital stock of Alupack A.G., a subsidiary included in the Specialty Packaging segment, Tenneco Canada Inc., S.A. Monroe Europe N.V., Monroe Australia Proprietary Limited, Walker France S.A., and other subsidiaries included in the Automotive segment. For financial reporting purposes, the assets, liabilities, and

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES earnings of TIHC and its subsidiaries are consolidated in Tenneco's financial statements, and the investor's preferred stock interest has been recorded as "Minority interest" in the balance sheet.

     As of December 31, 1998, dividends on the TIHC preferred stock are based on the aggregate issue price of $400 million times a rate per annum equal to .92% over LIBOR and are payable quarterly in arrears on the last business day of each quarter. The weighted average rate paid on TIHC preferred stock was 6.66%, 6.92%, and 6.83% for 1998, 1997, and 1996, respectively. Additionally, the holder of the preferred stock is entitled to receive, when and if declared by the Board of Directors of TIHC, participating dividends based on the operating income growth rate of TIHC and its subsidiaries. For financial reporting purposes, dividends paid by TIHC to its financial investor have been recorded in Tenneco's statements of income as "Minority interest."

11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Tenneco has pension plans that cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirement of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Also included in the table below are pension obligations and assets retained by Tenneco related to certain employees of Tenneco's discontinued operations.

     Tenneco has postretirement health care and life insurance plans that cover a majority of its domestic employees. For salaried employees, the plans cover employees retiring from Tenneco on or after attaining age 55 who have had at least 10 years service with Tenneco after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire according to one of Tenneco's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions, and other limitations, and Tenneco has reserved the right to change these benefits. Tenneco's postretirement benefit plans are not funded.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     A summary of the change in benefit obligation, the change in plan assets, the development of net amount recognized, and the amounts recognized in the statement of financial position for the pension plans and postretirement benefit plans follows:

                                                                  PENSION       POSTRETIREMENT
                                                              ---------------   ---------------
                                                               1998     1997     1998     1997
                                                              ------   ------   ------   ------
                                                                         (MILLIONS)
Change in benefit obligation:
  Benefit obligation at September 30 of the previous year...  $3,145   $2,805   $ 175    $ 164
  Currency rate conversion..................................       1       --      --       --
  Service cost..............................................      41       35       4        5
  Interest cost.............................................     235      211      13       12
  Plan amendments...........................................      45        8      --       --
  Actuarial loss (gain).....................................     334      283       8        5
  Acquisitions..............................................      --       13      --       --
  Benefits paid.............................................    (224)    (210)    (16)     (12)
  Participants' contributions...............................      --       --       1        1
                                                              ------   ------   -----    -----
  Benefit obligation at September 30........................  $3,577   $3,145   $ 185    $ 175
                                                              ======   ======   =====    =====
Change in plan assets:
  Fair value at September 30 of the previous year...........  $4,109   $3,459   $  --    $  --
  Currency rate conversion..................................      (1)       4      --       --
  Actual return on plan assets..............................     463      835      --       --
  Employer contributions....................................      12        9      15       11
  Participants' contributions...............................       2       --       1        1
  Acquisitions..............................................      --       12      --       --
  Benefits paid.............................................    (224)    (210)    (16)     (12)
                                                              ------   ------   -----    -----
  Fair value at September 30................................  $4,361   $4,109   $  --    $  --
                                                              ======   ======   =====    =====
Development of net amount recognized:
  Funded status at September 30.............................  $  784   $  964   $(185)   $(175)
  Contributions during the fourth quarter...................       2        2       4        3
  Unrecognized cost:
     Actuarial loss (gain)..................................    (128)    (328)     38       33
     Prior service cost.....................................      83       71      (5)      (8)
     Transition liability (asset)...........................     (50)     (73)     --       --
                                                              ------   ------   -----    -----
  Net amount recognized at December 31......................  $  691   $  636   $(148)   $(147)
                                                              ======   ======   =====    =====
Amounts recognized in the statement of financial position:
  Prepaid benefit cost......................................  $  745   $  674   $  --    $  --
  Accrued benefit cost......................................     (95)     (42)   (148)    (147)
  Intangible asset..........................................      26        4      --       --
  Accumulated other comprehensive income....................      15       --      --       --
                                                              ------   ------   -----    -----
  Net amount recognized.....................................  $  691   $  636   $(148)   $(147)
                                                              ======   ======   =====    =====

-------------------------
Note: Assets of one plan may not be utilized to pay benefits of other plans.
      Additionally, the prepaid (accrued) benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     Net periodic pension costs (income) from continuing operations for the years 1998, 1997, and 1996, consist of the following components:

                                                              1998        1997        1996
                                                              -----       -----       -----
                                                                       (MILLIONS)
Service cost -- benefits earned during the year.............  $  41       $  35       $  31
Interest on prior year's projected benefit obligation.......    235         211         148
Expected return on plan assets..............................   (333)       (310)       (208)
Net amortization:
  Actuarial loss (gain).....................................      2          --           3
  Prior service cost........................................     12          12          12
  Transition liability (asset)..............................    (21)        (21)        (15)
                                                              -----       -----       -----
Net pension costs (income)..................................  $ (64)      $ (73)      $ (29)
                                                              =====       =====       =====

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all pension plans with accumulated benefit obligations in excess of plan assets were $203 million, $191 million, and $95 million, respectively, as of September 30, 1998, and $52 million, $50 million, and $10 million, respectively, as of September 30, 1997.

     The weighted average discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 actuarial present value of the benefit obligations were 7.0%, 7.75%, and 7.75%, respectively. The rate of increase in future compensation was 4.8%, 5.0%, and 5.0%, for 1998, 1997, and 1996, respectively. The weighted average expected long-term rate of return on plan assets for 1998, 1997, and 1996 was 10.0% for each year.

     Net periodic postretirement benefit cost from continuing operations for the years 1998, 1997, and 1996 consist of the following components:

                                                                  1998         1997         1996
                                                                  ----         ----         ----
                                                                            (MILLIONS)
Service cost -- benefits earned during the year.............      $ 4          $ 5          $ 4
Interest on accumulated postretirement benefit obligation...       13           12           11
Net amortization:
  Prior service cost........................................       (2)          (2)          (2)
  Actuarial loss (gain).....................................        2            1            1
                                                                  ---          ---          ---
Net periodic postretirement benefit cost....................      $17          $16          $14
                                                                  ===          ===          ===

     The initial weighted average assumed health care cost trend rate used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligation was 5%, 5%, and 6%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

     Increasing the assumed health care cost trend rate by one percentage point in each year would increase the 1998, 1997, and 1996 accumulated postretirement benefit obligations by approximately $15 million, $14 million, and $13 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $2 million each year for 1998, 1997, and 1996.

     Decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the 1998 accumulated postretirement benefit obligation by approximately $14 million and would decrease the aggregate of service cost and interest cost components of the net periodic postretirement benefit cost by $2 million.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligations were 7.00%, 7.75%, and 7.75%, respectively.

12. SEGMENT AND GEOGRAPHIC AREA INFORMATION

     Tenneco is a global manufacturer with the following major operating segments:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment and replacement markets.

          Specialty Packaging -- Manufacture and sale of specialty and protective packaging products for consumer, institutional, and industrial markets.

     The accounting policies of the segments are the same as those described in
Note 1, "Summary of Accounting Policies." Tenneco evaluates operating performance based primarily on income before interest expense, income taxes, and minority interest. Individual operating segments have not been aggregated within these reportable segments.

     Products are transferred between segments and geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.

     The following table sets forth information relating to Tenneco's external customer and intersegment revenues for each product or each group of similar products:

                                                                      NET SALES AND
                                                                    OPERATING REVENUES
                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                        (MILLIONS)
AUTOMOTIVE
  Exhaust systems products..................................    $1,814    $1,753    $1,699
  Ride control products.....................................     1,423     1,473     1,281
                                                                ------    ------    ------
     Total Automotive.......................................     3,237     3,226     2,980
                                                                ------    ------    ------
SPECIALTY PACKAGING
  Disposable plastic, fiber, and aluminum packaging
     products...............................................     2,126     2,105     1,862
  Plastic and fiber protective and flexible packaging
     products...............................................       607       399        78
  Other.....................................................        52        49        47
                                                                ------    ------    ------
     Total Specialty Packaging..............................     2,785     2,553     1,987
                                                                ------    ------    ------
OTHER.......................................................         6        11        --
                                                                ------    ------    ------
CONSOLIDATED................................................    $6,028    $5,790    $4,967
                                                                ======    ======    ======

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

     The following tables summarize certain segment and geographic information of Tenneco's businesses:

                                                                         SEGMENT
                                                             -------------------------------   RECLASS
                                                                          SPECIALTY               &
                                                             AUTOMOTIVE   PACKAGING   OTHER     ELIMS    CONSOLIDATED
                                                             ----------   ---------   ------   -------   ------------
                                                                                    (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $3,237      $2,785     $    6    $  --       $6,028
Equity income...............................................       --          --         --       --           --
Interest income.............................................        5           1          1       --            7
Depreciation and amortization...............................      150         152         23       --          325
Income before interest, income taxes, and minority
  interest..................................................      248         328        (66)      --          510
Extraordinary loss..........................................       --          --         --       --           --
Cumulative effect of change in accounting principle.........       --          --         --       --           --
Total assets (Note).........................................    2,827       3,260      1,796     (109)       7,774
Net assets of discontinued operations.......................       --          --        366       --          366
Investment in affiliated companies..........................        1          17         --       --           18
Capital expenditures........................................      195         190          4       --          389
Noncash items other than depreciation, depletion, and
  amortization..............................................      (13)         22        (64)      --          (55)
AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $3,226      $2,553     $   11    $  --       $5,790
Equity income...............................................       --           1         --       --            1
Interest income.............................................        3          --          1       --            4
Depreciation and amortization...............................      110         143         20       --          273
Income before interest, income taxes, and minority
  interest..................................................      407         308        (14)      --          701
Extraordinary loss..........................................       --          --         --       --           --
Cumulative effect of change in accounting principle.........       (7)        (11)       (28)      --          (46)
Total assets (Note).........................................    2,754       3,244      1,589     (132)       7,455
Net assets of discontinued operations.......................       --          --        423       --          423
Investment in affiliated companies..........................        2           9         --       --           11
Capital expenditures........................................      211         227         12       --          450
Noncash items other than depreciation, depletion, and
  amortization..............................................      (23)         10        (69)      --          (82)
AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $2,980      $1,987     $   --    $  --       $4,967
Equity income...............................................       --          --         --       --           --
Interest income.............................................        3          --          4       --            7
Depreciation and amortization...............................       94         123          8       --          225
Income before interest, income taxes, and minority
  interest..................................................      249         249        (22)      --          476
Extraordinary loss..........................................       --          --       (236)      --         (236)
Cumulative effect of change in accounting principle.........       --          --         --       --           --
Total assets (Note).........................................    2,557       2,655      1,647      (85)       6,774
Net assets of discontinued operations.......................       --          --        459       --          459
Investment in affiliated companies..........................        2           9          1       --           12
Capital expenditures........................................      177         172         55       --          404
Noncash items other than depreciation, depletion, and
  amortization..............................................       (3)         (2)       (49)      --          (54)

-------------------------
Note: The Other segment's total assets includes pension assets retained by Tenneco related to certain employees of Tenneco's discontinued operations as well as the net assets of discontinued operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                                          GEOGRAPHIC AREA
                                                        -------------------
                                                        UNITED                RECLASS &
                                                        STATES   FOREIGN(A)     ELIMS     CONSOLIDATED
                                                        ------   ----------   ---------   ------------
                                                                          (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $3,645     $2,383       $ --         $6,028
Long-lived assets(c)..................................   2,816      1,066         --          3,882
Total assets..........................................   5,565      2,287        (78)         7,774
AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $3,619     $2,171       $ --         $5,790
Long-lived assets(c)..................................   2,657        905         --          3,562
Total assets..........................................   5,468      2,053        (66)         7,455
AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $3,103     $1,864       $ --         $4,967
Long-lived assets(c)..................................   2,502        752         --          3,254
Total assets..........................................   5,164      1,685        (75)         6,774

-------------------------
Notes: (a) Revenues from external customers and long-lived assets for individual foreign countries are not material.

       (b) Revenues are attributed to countries based on location of the seller.

       (c) Long-lived assets include all long-term assets except net assets from discontinued operations, goodwill, intangibles, and deferred tax assets.

13. COMMITMENTS AND CONTINGENCIES

  Capital Commitments

     Tenneco estimates that expenditures aggregating approximately $251 million will be required after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

  Lease Commitments

     Tenneco holds certain of its facilities, equipment, and other assets under long-term leases. The minimum lease payments under non-cancelable operating leases with lease terms in excess of one year are $59 million, $48 million, $38 million, $29 million, and $68 million for the years 1999, 2000, 2001, 2002, and 2003, respectively, and $111 million for subsequent years.

     Commitments under capital leases were not significant to the accompanying financial statements. Total rental expense for continuing operations for the years 1998, 1997, and 1996, was $65 million, $66 million, and $59 million, respectively, including minimum rentals under non-cancelable operating leases of $61 million, $71 million, and $29 million for the corresponding periods.

  Litigation

     Tenneco Inc. and Newport News have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Inc. Retirement Plan ("TRP"), which covers salaried employees of Newport News and other Tenneco divisions and the 1986 asset valuation for the TRP and its cost accounting treatment. On January 15, 1999, Newport News entered into a settlement agreement with the Federal Government regarding the TRP. Tenneco agreed

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES to pay Newport News $14.5 million with respect to this and other matters. This payment had no material impact on Tenneco's financial position or results of operations.

     Tenneco Inc. and its subsidiaries are parties to various other legal proceedings arising from their operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of Tenneco Inc. and its subsidiaries.

  Environmental Matters

     Tenneco Inc. and its subsidiaries are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which they operate. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible clean-up costs and the timing, varying costs, and effectiveness of alternative clean-up technologies. However, Tenneco believes that any additional costs which arise as more information becomes available will not have a material effect on the financial condition or results of operations of Tenneco.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                     INCOME BEFORE                                       INCOME         CUMULATIVE
                       NET SALES   INTEREST EXPENSE,                                BEFORE CUMULATIVE   EFFECT OF
                          AND        INCOME TAXES,     INCOME FROM   INCOME FROM    EFFECT OF CHANGE    CHANGE IN
                       OPERATING     AND MINORITY      CONTINUING    DISCONTINUED     IN ACCOUNTING     ACCOUNTING   NET INCOME
QUARTER                REVENUES        INTEREST        OPERATIONS     OPERATIONS        PRINCIPLE       PRINCIPLE      (LOSS)
-------                ---------   -----------------   -----------   ------------   -----------------   ----------   ----------
                                                                      (MILLIONS)
1998
  1st................   $1,433           $152             $ 61           $ 14             $ 75             $ --         $ 75
  2nd................    1,602            228              114             23              137               --          137
  3rd................    1,500            155               77             26              103               --          103
  4th................    1,493            (25)             (54)            (6)             (60)              --          (60)
                        ------           ----             ----           ----             ----             ----         ----
                        $6,028           $510             $198           $ 57             $255             $ --         $255
                        ======           ====             ====           ====             ====             ====         ====
1997
  1st................   $1,285           $128             $ 63           $ 13             $ 76             $ --         $ 76
  2nd................    1,545            221              115            (11)             104               --          104
  3rd................    1,466            203               94             11              105               --          105
  4th................    1,494            149               68              8               76              (46)          30
                        ------           ----             ----           ----             ----             ----         ----
                        $5,790           $701             $340           $ 21             $361             $(46)        $315
                        ======           ====             ====           ====             ====             ====         ====

                                                     BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                   -----------------------------------------------------------------------------------
                                                                                            CUMULATIVE
                                                                     BEFORE CUMULATIVE      EFFECT OF
                                      FROM             FROM          EFFECT OF CHANGE       CHANGE IN
                                   CONTINUING      DISCONTINUED        IN ACCOUNTING        ACCOUNTING      NET INCOME
QUARTER                            OPERATIONS       OPERATIONS           PRINCIPLE          PRINCIPLE         (LOSS)
-------                            ----------      ------------      -----------------      ----------      ----------
1998
  1st..........................      $ .36            $ .08                $ .44              $  --           $ .44
  2nd..........................        .67              .14                  .81                 --             .81
  3rd..........................        .47              .15                  .62                 --             .62
  4th..........................       (.32)            (.04)                (.36)                --            (.36)
                                     -----            -----                -----              -----           -----
                                     $1.18            $ .34                $1.52              $  --           $1.52
                                     =====            =====                =====              =====           =====
1997
  1st..........................      $ .37            $ .07                $ .44              $  --           $ .44
  2nd..........................        .68             (.07)                 .61                 --             .61
  3rd..........................        .55              .07                  .62                 --             .62
  4th..........................        .40              .05                  .45               (.27)            .18
                                     -----            -----                -----              -----           -----
                                     $2.00            $ .12                $2.12              $(.27)          $1.85
                                     =====            =====                =====              =====           =====

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                                                     DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                            --------------------------------------------------------------------
                                                                            BEFORE
                                                                          CUMULATIVE    CUMULATIVE
                                                                          EFFECT OF     EFFECT OF
                                               FROM           FROM        CHANGE IN     CHANGE IN
                                            CONTINUING    DISCONTINUED    ACCOUNTING    ACCOUNTING    NET INCOME
                QUARTER                     OPERATIONS     OPERATIONS     PRINCIPLE     PRINCIPLE       (LOSS)
                -------                     ----------    ------------    ----------    ----------    ----------
1998
  1st...................................      $ .36          $ .08          $ .44         $  --         $ .44
  2nd...................................        .67            .14            .81            --           .81
  3rd...................................        .47            .15            .62            --           .62
  4th...................................       (.32)          (.04)          (.36)           --          (.36)
                                              -----          -----          -----         -----         -----
                                              $1.17          $ .34          $1.51         $  --         $1.51
                                              =====          =====          =====         =====         =====
1997
  1st...................................      $ .37          $ .07          $ .44         $  --         $ .44
  2nd...................................        .68           (.07)           .61            --           .61
  3rd...................................        .55            .07            .62            --           .62
  4th...................................        .39            .05            .44          (.27)          .17
                                              -----          -----          -----         -----         -----
                                              $1.99          $ .12          $2.11         $(.27)        $1.84
                                              =====          =====          =====         =====         =====

-------------------------
Note: Reference is made to Notes 1, 2, 3, 4 and 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results. The sum of the quarters may not equal the total of the respective year's earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.
      (The preceding notes are an integral part of the foregoing financial statements.)

                                                                     SCHEDULE II

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

                  COLUMN A                       COLUMN B           COLUMN C            COLUMN D     COLUMN E
---------------------------------------------    ---------    ---------------------    ----------    --------
                                                                    ADDITIONS
                                                              ---------------------
                                                  BALANCE      CHARGED     CHARGED
                                                    AT           TO           TO                     BALANCE
                                                 BEGINNING    COSTS AND     OTHER                     AT END
                 DESCRIPTION                      OF YEAR     EXPENSES     ACCOUNTS    DEDUCTIONS    OF YEAR
---------------------------------------------    ---------    ---------    --------    ----------    -------
Allowance for Doubtful Accounts and Notes
  Deducted from Assets to Which it Applies:
     Year Ended December 31, 1998............       $30         $ 25         $ 4           $ 9         $50
                                                    ===         ====         ===           ===         ===
     Year Ended December 31, 1997............       $27         $  7         $ 7           $11         $30
                                                    ===         ====         ===           ===         ===
     Year Ended December 31, 1996............       $19         $ 12         $--           $ 4         $27
                                                    ===         ====         ===           ===         ===

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)       EXHIBITS. The following exhibits are filed with this Report on Form 8-K:
12.1      Computation of Ratio of Earnings to Fixed Charges for the
          three months ended March 31, 1999 and 1998
12.2      Computation of Ratio of Earnings to Fixed Charges for the
          five years ended December 31, 1998
23        Consent of Arthur Andersen LLP
27.1      Financial Data Schedule, March 31, 1999
27.2      Financial Data Schedule, March 31, 1998
27.3      Financial Data Schedule, December 31, 1998
27.4      Financial Data Schedule, December 31, 1997

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Tenneco Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TENNECO INC.

                                          By: /s/ Robert T. Blakely

                                            ------------------------------------
                                            Robert T. Blakely
                                            Executive Vice President and
                                            Chief Financial Officer

July 14, 1999